EXHIBIT 99




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                               CEL-SCI CORPORATION

                                  Common Stock

       THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus relates to shares (the "Shares") of common stock (the "Common Stock") of CEL-SCI Corporation which may be issued pursuant to certain employee compensation plans adopted by CEL-SCI. The employee compensation plans provide for the grant, to selected employees of CEL-SCI and other persons, of either shares of CEL-SCI's common stock or options to purchase shares of CEL-SCI's common stock. Persons who received Shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

     CEL-SCI has Incentive Stock Option Plans, Non-Qualified Stock Option Plans, Stock Bonus Plans, Stock Compensation Plans and a 2014 Incentive Stock Bonus Plan. In some cases these plans are collectively referred to as the "Plans". The terms and conditions of any stock grants and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and any particular agreements between CEL-SCI and the Plan participants.

     The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

     None  of  the  proceeds  from  the  sale  of  the  Shares  by  the  Selling
Shareholders will be received by CEL-SCI. CEL-SCI has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). CEL-SCI has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

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     The purchase of the securities  offered by this prospectus  involves a high degree of risk. Risk factors include the lack of revenues and history of loss, need for additional capital and need for FDA approval. See the "Risk Factors" section of this prospectus, beginning on page 16, for additional Risk Factors.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.




























                 The date of this Prospectus is August __, 2015.

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                              AVAILABLE INFORMATION

     CEL-SCI is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning CEL-SCI can be inspected and copied at the Commission's office at 100 F Street, NE, Washington, D.C. 20549. Certain information concerning CEL-SCI is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which CEL-SCI has filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed with the Commission by CEL-SCI (Commission File No. 001-11889) are incorporated by reference into this prospectus:


     (1)  Annual report on Form 10-K for the year ended September 30, 2014.

     (2)  Quarterly report on Form 10-Q for the quarter ended December 31, 2014.

     (3) Amended annual report on Form 10-K/A for the year ended September 30, 2014.

     (4) Proxy Statement relating to the annual meeting of shareholders held on June 22, 2015.

     (5)  Quarterly report on Form 10-Q for the quarter ended March 31, 2015.

     (6) Amended annual report on Form 10-K/A for the year ended September 30, 2014.

     (7)  8-K reports filed on:

          o    February 18, 2015;
          o    March 18, 2015;
          o    April 2, 2015;
          o    May 11, 2015;
          o    May 13, 2015;
          o    May 26, 2015;
          o    May 29, 2015;
          o    June 23, 2015;
          o    June 30, 2015; and
          o    July 1, 2015

     (8) Quarterly report on Form 10-Q for the quarter ended June 30, 2015.

     CEL-SCI will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:

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                               CEL-SCI Corporation
                           8229 Boone Blvd., Suite 802
                             Vienna, Virginia 223l4
                                 (703) 506-9460
                              Attention: Secretary

     All documents filed with the Commission by CEL-SCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Investors are entitled to rely upon information in this prospectus or incorporated by reference at the time it is used by CEL-SCI to offer and sell securities, even though that information may be superseded or modified by information subsequently incorporated by reference into this prospectus.

     CEL-SCI has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to CEL-SCI and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's internet site.

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                                TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----


THE COMPANY ............................................................    6

RISK FACTORS ...........................................................    15

COMPARATIVE SHARE DATA ................................................     24

MARKET FOR COMMON STOCK ...............................................     29

SELLING SHAREHOLDERS ..................................................     30

PLAN OF DISTRIBUTION ..................................................     35

DESCRIPTION OF SECURITIES..............................................     36

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                             PROSPECTUS SUMMARY

               THIS SUMMARY IS QUALIFIED BY THE OTHER INFORMATION
                     APPEARING ELSEWHERE IN THIS PROSPECTUS.



BUSINESS

     CEL-SCI is focused on finding the best way to activate the immune system to fight cancer and infectious diseases. Its lead investigational therapy Multikine(R) (Leukocyte Interleukin, Injection) is currently in a pivotal Phase III clinical trial against head and neck cancer, for which CEL-SCI has received Orphan Drug Status from the U.S. FDA. If the primary endpoint of the FDA study is achieved, the results will be used to support applications to regulatory agencies around the world for worldwide commercial marketing approvals as a first line cancer therapy. Additional clinical indications for Multikine include cervical dysplasia in HIV/HPV co-infected women, for which a Phase I study was successfully concluded; and the treatment of peri-anal warts in HIV/HPV co-infected men and women, for which a Phase I trial is now underway in conjunction with the U.S. Navy under a Cooperative Research and Development Agreement.

     CEL-SCI's immune therapy, Multikine, is being used in a different way than immune therapy is usually used. It is administered locally to treat local tumors or infections and it is given before any other therapy has been administered. For example, in the ongoing Phase III clinical trial, Multikine is given locally at the site of the tumor as a first line of treatment before surgery, radiation and/or chemotherapy because that is when the immune system is thought to be strongest. The goal is to help the intact immune system kill the micro metastases that usually cause recurrence of the cancer. In short, CEL-SCI believes that local administration and administration before weakening of the immune system by chemotherapy and radiation will result in higher efficacy with less or no toxicity.

     CEL-SCI's focus on HPV is not the development of an antiviral against HPV in the general population. Instead it is the development of an immunotherapy to be used in patients who are immune suppressed by diseases such as HIV and are therefore less able or unable to control HPV and its resultant diseases. This group of patients has no viable treatments available to them and there are, to CEL-SCI's knowledge, no competitors at the current time. HPV is also relevant to the head and neck cancer Phase III study since it is now known that HPV is a cause of head and neck cancer. Multikine was shown to kill HPV in an earlier study of HIV infected women with cervical dysplasia.

     CEL-SCI is also investigating a different peptide-based immunotherapy (LEAPS-H1N1-DC) as a possible treatment for H1N1 hospitalized patients and as a vaccine (CEL-2000) for Rheumatoid Arthritis (currently in preclinical testing) using its LEAPS technology platform. The investigational immunotherapy LEAPS-H1N1-DC treatment involves non-changing regions of H1N1 Pandemic Flu (www.jci.org/articles/view/67550), Avian Flu (H5N1), and the Spanish Flu, as CEL-SCI scientists are very concerned about the possible emergence of a new more virulent hybrid virus through the combination of H1N1 and Avian Flu, or possibly Spanish Flu.

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     CEL-SCI Corporation was formed as a Colorado corporation in 1983. CEL-SCI's principal  office is located  at 8229 Boone  Boulevard,  Suite 802,  Vienna,  VA
22182.   CEL-SCI's  telephone  number  is  703-506-9460  and  its  web  site  is
www.cel-sci.com. CEL-SCI does not incorporate the information on its website into this prospectus, and you should not consider it part of this prospectus.

     CEL-SCI makes its electronic filings with the Securities and Exchange Commission (SEC), including its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports available on its website free of charge as soon as practicable after they are filed or furnished to the SEC.

     In this prospectus, unless otherwise specified or the context requires otherwise, the terms "CEL-SCI," the "Company," "we," "us" and "our" to refer to CEL-SCI Corporation. Our fiscal year ends on September 30.

CEL-SCI'S PRODUCTS

     CEL-SCI is dedicated to research and development directed at improving the treatment of cancer and other diseases by using the immune system, the body's natural defense system. CEL-SCI is currently focused on the development of the following product candidates and technologies:

     1. Multikine (Leukocyte Interleukin, Injection), or Multikine, an investigational immunotherapy under development for the potential treatment of certain head and neck cancers, and anal warts or cervical dysplasia in human immunodeficiency virus, or HIV, and human papillomavirus, or HPV co-infected patients;

     2. L.E.A.P.S. (Ligand Epitope Antigen Presentation System) technology, or LEAPS, with two investigational therapies, LEAPS-H1N1-DC, a product candidate under development for the potential treatment of pandemic influenza in hospitalized patients, and CEL-2000, a vaccine product candidate under development for the potential treatment of rheumatoid arthritis.

MULTIKINE

     Our lead investigational therapy, Multikine, is currently being developed as a potential therapeutic agent directed at using the immune system to produce an anti-tumor immune response. Data from Phase 1 and Phase 2 clinical trials suggest that Multikine simulates the activities of a healthy person's immune system, enabling it to use the body's own anti-tumor immune response. Multikine is the trademark we have registered for this investigational therapy, and this proprietary name is subject to review by the U.S. Food and Drug Administration, or FDA, in connection with our future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Neither has its safety or efficacy been established for any use.

     Multikine is an immunotherapy product candidate comprised of a patented defined mixture of 14 human natural cytokines and is manufactured in a proprietary manner in our manufacturing facility. We spent over 10 years and more than $80 million developing and validating the manufacturing process. The

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pro-inflammatory cytokine mixture includes interleukins, interferons, chemokines and colony-stimulating factors, which contain elements of the body's natural mix of defenses against cancer.

     Multikine is designed to be used in a different way than immune therapy is usually used. It is designed to be administered locally to treat local tumors before any other therapy has been administered. For example, in the ongoing Phase 3 clinical trial, Multikine is injected locally at the site of the tumor and near the adjacent draining lymph nodes as a first line of treatment before surgery, radiation and/or chemotherapy because that is when the immune system is thought to be strongest. The goal is to help the intact immune system recognize and kill the micro metastases that usually cause recurrence of the cancer. In short, we believe that local administration and administration before weakening of the immune system by chemotherapy and radiation will result in better anti-tumor response than if Multikine were administered as a second- or later-line therapy. In clinical studies of Multikine, administration of the investigational therapy to head and neck cancer patients has demonstrated the potential for less or limited to no appreciable toxicity.

     The first indication we are pursuing for our Multikine product candidate is an indication for neoadjuvant therapy in patients with squamous cell carcinoma of the head and neck, or SCCHN. Multikine investigational immunotherapy was granted Orphan Drug designation for neoadjuvant therapy in patients with SCCHN by the FDA in the United States. SCCHN is a type of head and neck cancer, and we believe that the head and neck cancer market, in the aggregate, represents a large, unmet medical need. The last FDA approval of a therapy for the treatment of advanced primary head and neck cancer was over 50 years ago. In the aggregate, head and neck cancer represents about 6% of the world's cancer cases, with over 650,000 patients diagnosed worldwide each year, and nearly 60,000 patients diagnosed annually in the United States.

Current Status of Ongoing Phase 3 Clinical Trial

     Regulatory authorities in 24 countries around the world, including the FDA in the United States, have allowed Multikine to be studied in a global Phase 3 clinical trial as a potential neoadjuvant therapy in patients with SCCHN. This trial is currently primarily under the management of two clinical research organizations, or CROs, Aptiv Solutions, Inc., or Aptiv, and Ergomed Clinical Research Limited, or Ergomed, which are adding clinical centers in an effort to increase the speed of patient enrollment.

     Pursuant to the co-development agreement we entered into with Ergomed in April 2013, Ergomed is responsible for the majority of the new patient enrollment. Enrollment in 2014 increased approximately 800% over 2013, and the following chart depicts the number of patients enrolled per month since our transfer to the new CROs.

     Although we are aiming to enroll 880 patients, our Phase 3 study requires a total of 784 evaluable patients. We are estimating that such enrollment will be completed in March 2016. Following full enrollment of the study, we have to wait for 298 events (deaths) in the two comparator arms combined to determine if we have met our primary endpoint, which is a 10% increase in overall survival in the Multikine arm over the comparator arm. We estimate that the final data read-out of this Phase 3 clinical trial could occur by the second half of 2017 based on our enrollment projections and estimated survival curves provided in scientific literature.

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     Of the 521  patients  that have been  enrolled  in the study as of July 31,
2015, uncertainty remains as to whether up to 117 patients enrolled during our former CRO's tenure as the global manager of the Phase 3 clinical trial will be considered to be evaluable subjects at the close of the study. We are currently engaged in a contract dispute alleging that the former CRO failed to comply with
the  protocol  for  the  Phase  3  clinical  trial  and  applicable   regulatory
requirements. We do not believe that we will need to replace all 117 of these patients, but assuming that all of these patients must be replaced, we estimate that it could take an additional two to three months to do so based on our current expectations of enrolling approximately 50 patients per month at the end
of  the  scheduled  enrollment  period.   However,  the  Phase  3  study  design
anticipates enrollment of a total of 880 patients, while the statistical analysis requires a total of 784 evaluable patients. Therefore, the actual number of patients enrolled by our former CRO that will need to be replaced and the time needed to do so cannot be determined at this time.

     We estimate that the total remaining cost of the Phase 3 trial, excluding any costs that will be paid by our partners, will be approximately $22.1 million after June 30, 2015. This is in addition to the approximately $22.5 million that we have spent on the trial as of June 30, 2015. This estimate is based on information currently available under our contracts with the CROs responsible for managing the Phase 3 trial. This number may be affected by the rate of patient enrollment, foreign currency exchange rates and many other factors, some of which cannot be foreseen today. It is therefore possible that the cost of the Phase 3 trial will be higher than currently estimated.

     The current standard of care, or SOC, treatment regimen for advanced primary head and neck cancer patients consists of surgical resection of the tumor and involved lymph nodes, followed by either radiotherapy alone or radiotherapy and concurrent chemotherapy. Our ongoing Phase 3 trial is testing the hypothesis that Multikine treatment, administered prior to such SOC treatment regimen, will extend overall survival, enhance the local/regional control of the disease and reduce the rate of disease progression in patients with squamous cell carcinoma of the head and neck.

     The primary clinical endpoint in our ongoing Phase 3 clinical trial is the achievement of a 10% improvement in overall survival in the Multikine plus SOC treatment arm over that which is achieved in the SOC treatment arm alone (all subjects in the Phase 3 study will receive SOC). Based on what is presently known about the current survival statistics for this population, we believe that achievement of this endpoint should enable us, subject to further consultations with the FDA, to move forward, prepare and submit a Biologic License Application, or BLA, to the FDA for Multikine as neoadjuvant therapy in patients with SCCHN.

     In our Phase 3 clinical trial, Multikine is administered to cancer patients prior to their receiving any conventional treatment for cancer, including surgery, radiation and/or chemotherapy. This could be shown to be important because conventional therapy may weaken the immune system, and may compromise the potential effect of immunotherapy. Because Multikine is given before conventional cancer therapy, when the immune system may be more intact, we believe the possibility exists for it to have a greater likelihood of activating an anti-tumor immune response under these conditions. This likelihood is one of the clinical aspects being evaluated in the ongoing global Phase 3 clinical trial.

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     Throughout  the course of the Phase 3 study thus far, an  Independent  Data
Monitoring Committee, or IDMC, has met periodically to review safety data from the Phase 3 study, and the IDMC is expected to continue doing so throughout the remainder of the Phase 3 study. At the various points in the study thus far at which the IDMC has completed review of the safety data it has indicated that safety signals have not been identified thus far in the Phase 3 study that would call into question the benefit/risk of continuing the study and has recommended that the Phase 3 study may continue. Ultimately, the decision as to whether a drug is safe (and whether it is effective) is made by the FDA and other regulatory authorities based upon an assessment of all of the data from an entire drug development program submitted in an application for marketing approval.

Follow-Up Analysis of Overall Survival in Phase 2 Patients

     The following is a summary of results from our last Phase 2 study conducted with Multikine. This study employed the same treatment protocol as is being followed in our Phase 3 study:

     o In a follow-up analysis of the Phase 2 clinical study population, which used the same dosage and treatment regimen as is being used in the Phase 3 study, head and neck cancer patients with locally advanced primary disease who received our investigational therapy Multikine as first-line investigational therapy, followed by surgery and radiotherapy, were reported by the clinical investigators to have had a 63.2% overall survival, or OS, rate at a median of 3.33 years from surgery. This percentage of OS was arrived at as follows: of the 21 subjects enrolled in the Phase 2 study, the consent for the survival follow-up portion of the study was received from 19 subjects. OS was calculated using the entire treatment population that consented to the follow-up portion of the study (19 subjects), including two subjects who, as later determined by three pathologists blinded to the study, did not have oral squamous cell carcinoma, or OSCC. These two subjects were thus not evaluable per the protocol and were not included in the pathology portion of the study for purposes of calculating complete response rate, as described below, but were included in the OS calculation. The overall survival rate of subjects receiving the investigational therapy in this study was compared to the overall survival rate that was calculated based upon a review of 55 clinical trials conducted in the same cancer population (with a total of 7,294 patients studied), and reported in the peer reviewed scientific literature between 1987 and 2007. Review of this literature showed an approximate survival rate of 47.5% at 3.5 years from treatment. Therefore, the results of our final Phase 2 study were considered to be potentially favorable in terms of overall survival, recognizing the limitations of this early-phase study. It should be noted that an earlier investigational therapy Multikine study appears to lend support to the overall survival findings described above - Feinmesser et al Arch Otolaryngol. Surg. 2003. However, no definitive conclusions can be drawn from these data about the potential efficacy or safety profile of this investigational therapy. Moreover, further research is required, and these results must be confirmed in the Phase 3 clinical trial of this investigational therapy that is currently in progress. Subject to completion of that Phase 3 trial, and the FDA's review and acceptance of our entire data set on this investigational therapy, we

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          believe that these  early-stage  clinical  trial results  indicate the potential for our Multikine product candidate to become a treatment for advanced primary head and neck cancer, if approved.

     o Reported average of 50% reduction in tumor cells in Phase 2 trials (based on 19 patients evaluable by pathology, having OSCC): The clinical investigators who administered the three-week Multikine treatment regimen used in the Phase 2 study reported that, as was determined in a controlled pathology study, Multikine administration appeared to have caused, on average, the disappearance of about half of the cancer cells present at surgery (as determined by histopathology assessing the area of Stroma/Tumor (Mean+/- Standard Error of the Mean of the number of cells counted per filed)) even before the start of standard therapy, which normally includes surgery, radiation and chemotherapy (Timar et al JCO 2005).

     o Reported 10.5% complete response in the Phase 2 trial (based on 19 patients evaluable by pathology, having OSCC): The clinical investigators who administered the three-week Multikine investigational treatment regimen used in the Phase 2 study reported that, as was determined in a controlled pathology study, the tumor apparently was no longer present (as determined by histopathology) in approximately 10.5% of evaluable patients with OSCC (Timar et al JCO
          2005). In the original study, 21 subjects received Multikine, two of which were later excluded, as subsequent analysis by three pathologists blinded to the study revealed that these two patients did not have OSCC. Two subjects in this study had a complete response, leaving a reported complete response rate of two out of 19 assessable subjects with OSCC (or 10.5%) (Timar et al, JCO 2005).

     Subsequently, an analysis on the 21 subjects originally treated with Multikine in the study to evaluate overall survival was conducted, as described above. In connection with the follow-up portion of the study for overall survival, we also conducted an unreported post-hoc analysis of complete response rate in the study population, which included subjects who provided consent for the follow-up and who also had OSCC. Two out of the 21 subjects did not re-consent for follow-up, and two of the remaining 19 subjects were excluded from the post-hoc complete response rate analysis as they had previously been determined by pathology analysis to not have OSCC. The two complete responders with OSCC both consented to the follow-up study. Therefore, the post-hoc analysis of complete response was based on a calculation of the two complete responders out of 17 evaluable subjects who consented to the follow-up analysis and who also had OSCC (or 11.8%).

     Furthermore, we reported an overall response rate of 42.1% based on the number of evaluable patients who experienced a favorable response to the treatment, including those who experienced minor, major and complete responses. Out of the 19 evaluable patients, two experienced a complete response, two experienced a major response, and four experienced a minor response to treatment. Thus, we calculated the number of patients experiencing a favorable response as eight patients out of 19 (or 42.1%) (Timar et al, JCO 2005).

Peri-Anal Warts and Cervical Dysplasia in HIV/HPV Co-Infected Patients

     HPV is a very common sexually transmitted disease in the United States and also other parts of the world. It can lead to cancer of the cervix, penis, anus, esophagus and head and neck. Our focus in HPV, however, is not on developing an

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
antiviral for the potential treatment or prevention of HPV in the general population. Instead, our focus is on developing an immunotherapy product candidate designed to be administered to patients who are immune-suppressed by other diseases, such as HIV, and who are therefore less able or unable to control HPV and its resultant or co-morbid diseases. Such patients have limited treatment options available to them.

     One condition that is commonly associated with both HIV and HPV is the occurrence of anal intraepithelial dysplasia, or AIN, and anal and genital warts. The incidence of AIN in HIV-infected people is estimated to be about 25%. The incidence of anal HPV infection in HIV-infected men who have sex with men, or MSM, is estimated to be as high as 95%. In the aggregate, the United States and Europe have about 875,000 HIV-infected patients with AIN (assuming AIN prevalence of approximately 25% of the aggregate HIV-infected population). Persistent HPV infection in the anal region is thought to be responsible for up to 80% of anal cancers, and men and women who are HIV positive have a 30-fold increase in their risk of anal cancer. Persistent HPV infection can also be a precursor to cervical cancer, as well as certain head and neck cancers.

     On October 7, 2013, we announced a cooperative research and development agreement, or CRADA, with the U.S. Naval Medical Center, San Diego, or the USNMC. Pursuant to this agreement, the USNMC will conduct a Phase 1 study, approved by the Human Subjects Institutional Review Board, of our investigational immunotherapy, Multikine, in HIV/HPV co-infected men and women with peri-anal warts. The purpose of this study is to evaluate the safety and clinical impact of Multikine as a potential treatment of peri-anal warts and assess its effect on AIN in HIV/HPV co-infected men and women.

     Pursuant to the CRADA, we are contributing the investigational study drug Multikine for use in this Phase 1 study, and we will retain all rights to any currently-owned technology and will have the right to exclusively license any new technology developed from the collaboration. In October 2013, we also entered into a co-development and profit sharing agreement with Ergomed for development of Multikine as a potential treatment of HIV/HPV co-infected men and women with peri-anal warts. This agreement will initially be in support of the development with the USNMC.

     On September 29, 2014, we announced that the first volunteer patient had been enrolled and administered Multikine in this Phase 1 study, which is currently ongoing. If we are able to add an additional Key Opinion Leader, or KOL, we believe that we will complete patient enrollment by the second half of 2015, and that the Phase 1 results will occur in the first half of 2016.

     The treatment regimen for this Phase 1 study of up to 15 HIV/HPV co-infected patient volunteers with peri-anal warts, being conducted by the USNMC, is identical to the regimen that was used in an earlier Institutional Review Board-approved Multikine Phase 1 study in HIV/HPV co-infected patients, which was conducted at the University of Maryland. In that study, our Multikine investigational therapy was administered to HIV/HPV co-infected women with cervical dysplasia, resulting in visual and histological evidence of clearance of lesions in three out of the eight subjects.

     Furthermore, in this earlier Phase 1 study, the number of HPV viral sub-types in three volunteer subjects tested were reduced post-treatment with Multikine, as opposed to pre-treatment, as determined by in situ polymerase chain reaction performed on tissue biopsy collected before and after Multikine treatment. As reported by the investigators in the earlier study, the study volunteers all appeared to tolerate the treatment with no reported serious adverse events.

     In October 2013, we entered into a co-development and profit sharing agreement with Ergomed for to continue the development of Multikine in HIV/HPV co-infected women with cervical dysplasia.

Manufacturing Facility

     Before starting the Phase 3 trial, we needed a dedicated manufacturing facility to produce Multikine. In 2007, the build out of a facility near Baltimore, Maryland commenced in accordance with our specifications. We took delivery of this facility in the fall of 2008 and validated it in 2009 and 2010. The aggregate construction cost was approximately $25 million, of which we funded approximately $10 million. The facility has been subject to inspection by a European Union Qualified Person on two different occasions with no major observations, and we have produced multiple clinical lots for the Phase 3 clinical trial at this facility. In addition to using this facility to manufacture Multikine, we may, but only if the facility is not being used to manufacture Multikine, offer the use of the facility as a service to pharmaceutical companies and others, particularly those that need to "fill and finish" their drugs in a cold environment (4 degrees Celsius, or approximately 39 degrees Fahrenheit). However, we intend to give priority to Multikine as management considers the Multikine supply to the clinical studies and preparation for a marketing approval application to be more important than offering fill and finish services. Fill and finish is the process of filling injectable drugs in a sterile manner and is a key part of the manufacturing process for many medicines. Our lease on the manufacturing facility expires on October 31, 2028, and we may, at our election, extend the lease for two ten-year periods or purchase the building at the end of the initial lease term.

LEAPS

     Our patented T-cell Modulation Process, referred to as LEAPS (Ligand Epitope Antigen Presentation System), is designed to use "heteroconjugates" to direct the body to choose a specific immune response. LEAPS is designed to stimulate the human immune system to more effectively fight bacterial, viral and parasitic infections as well as autoimmune, allergies, transplantation rejection and cancer, when it cannot do so on its own. Designed to be administered like a vaccine, LEAPS combines T-cell binding ligands with small, disease-associated peptide antigens, and has the potential to provide a new method to treat and prevent certain diseases.

     The ability to generate a specific immune response is important because many diseases are often not combated effectively due to the body's selection of the "inappropriate" immune response. The capability to specifically reprogram an immune response may offer a more effective approach than existing vaccines and drugs in attacking an underlying disease.

     Using the LEAPS technology, we are developing LEAPS-H1N1-DC, a potential peptide treatment for H1N1 influenza in hospitalized patients. This LEAPS influenza product candidate is designed to focus on the conserved, non-changing epitopes of the different strains of Type A influenza viruses in order to minimize the chance of viral "escape by mutations" from immune recognition. Type A influenza viruses include strains such as H1N1, H5N1 and H3N1, which are also known as "swine influenza," "avian or bird influenza," and "Spanish influenza," respectively. Therefore, we think of this product candidate as targeting not only an H1N1 indication, but also a pandemic influenza indication. Our LEAPS influenza product candidate contains epitopes known to be associated with immune protection against influenza in animal models.

     Additional work on this product candidate for the potential treatment of pandemic influenza is being pursued in collaboration with the National Institute of Allergy and Infectious Diseases, or NIAID, part of the National Institutes of Health, USA. In May 2011, NIAID scientists presented data at the Keystone Conference on "Pathogenesis of Influenza: Virus-Host Interactions" in Hong Kong, China, showing the positive results of studies in mice of LEAPS. Infection with the H1N1 virus activated dendritic cells, or DCs, to treat the H1N1 virus. Scientists at the NIAID found that H1N1-infected mice treated with LEAPS-H1N1 DCs showed a survival advantage over mice treated with control DCs. The work was performed in collaboration with scientists led by Kanta Subbarao, M.D., Chief of the Emerging Respiratory Diseases Section in the NIAID's Division of Intramural Research, part of the U.S. National Institutes of Health, or NIH.

     In July 2013, we announced the publication of the results of additional influenza studies by researchers from the NIAID in the Journal of Clinical Investigation. The studies described in the publication demonstrate that when investigational LEAPS candidate was used "in vitro" to activate immune cells called dendritic cells, or DCs, these activated dendritic cells, when injected into influenza infected mice, arrested the progression of lethal influenza virus infection in these mice. The work was performed in the laboratory of Dr. Subbarao.

     With our LEAPS technology, we have also developed a second peptide named CEL-2000, a vaccine product candidate under development for rheumatoid arthritis. In animal studies of rheumatoid arthritis, CEL-2000 therapy demonstrated both a reduction in several parameters of tissue damage and destruction upon histological examination and joint swelling (investigational parameter in this animal study) with fewer administrations than those required by currently-marketed anti-rheumatoid arthritis treatments, including Enbrel(R). We believe that CEL-2000 has the potential to be a more disease type-specific therapy, and we plan to price it so that, if successfully developed and approved, it is significantly less expensive than currently marketed rheumatoid arthritis treatments. Further, we believe it has the potential for use in patients unable to tolerate or who may not be responsive to existing anti-arthritis therapies.

     In July 2014, we were awarded a Phase 1 Small Business Innovation Research, or SBIR, grant from the National Institute of Arthritis Muscoskeletal and Skin Disease, which is part of the NIH, in the amount of $225,000, of which we have received approximately $176,000 as of July 31, 2015. The grant is to fund the further development of vaccines for rheumatoid arthritis and the work is being conducted in collaboration with scientists at Rush University Medical Center in Chicago, Illinois.

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

                           FORWARD LOOKING STATEMENTS

     This prospectus and the documents that are incorporated or deemed to be incorporated by reference into this prospectus, contain or incorporate by reference "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify these forward-looking statements by forward-looking words such as "anticipates," "believes," "expects," "intends," "future," "could," "estimates," "plans," "would," "should," "potential," "continues" and similar words or expressions (as well as other words or expressions referencing future events, conditions or circumstances). These forward-looking statements involve risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, but not limited to:

     o the progress and timing of, and the amount of expenses associated with, our research, development and commercialization activities for our product candidates, including Multikine;
     o the expected progress, rate, timing and success of patient enrollment in our ongoing Phase 3 clinical trial of Multikine;
     o our expectations regarding the timing, costs and outcome of any pending or future litigation matters, lawsuits or arbitration proceedings, including but not limited to the pending arbitration proceeding we initiated against our former clinical research organization, or CRO;
     o    the success of our clinical studies for our product candidates;
     o our ability to obtain U.S. and foreign regulatory approval for our product candidates and the ability of our product candidates to meet existing or future regulatory standards;
     o our expectations regarding federal, state and foreign regulatory requirements;
     o    the therapeutic benefits and effectiveness of our product candidates;
     o    the  safety  profile  and  related   adverse  events  of  our  product
          candidates;
     o our ability to manufacture sufficient amounts of Multikine or our other product candidates for use in our clinical studies or, if approved, for commercialization activities following such regulatory approvals;
     o our plans with respect to collaborations and licenses related to the development, manufacture or sale of our product candidates;
     o our expectations as to future financial performance, expense levels and liquidity sources;
     o our ability to compete with other companies that are or may be developing or selling products that are competitive with our product candidates;
     o    anticipated trends and challenges in our potential markets; and
     o    our ability to attract, retain and motivate key personnel.

     All forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement, the risk factors set forth under the heading "Risk Factors" and elsewhere in this prospectus and in the documents incorporated or deemed to be incorporated by reference into this prospectus. The forward-looking statements contained in this prospectus and any document incorporated or deemed to be incorporated by reference in this prospectus, speak only as of their respective dates. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect new information, events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, the forward-looking events and circumstances described in this prospectus and the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus may not occur and actual results could differ materially from those anticipated or implied in such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements.

                                  RISK FACTORS

     Investors should be aware that this offering involves the risks described below, which could adversely affect the price of CEL-SCI's common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in the securities offered by this prospectus. The risks and uncertainties we described are not the only ones facing us. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations. If any of these risks were to occur, our business, financial condition, result of operations and liquidity would likely suffer. In that event, the trading price of our common stock would decline, and you could lose all or part of your investment. Some statements in this Prospectus, including statements in the following risk factors, constitute forward-looking statements. See "Forward-Looking Statements."

Risks Related to CEL-SCI

We have incurred significant losses since inception, and we anticipate that we will continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability.

     We have a history of net losses and expect to incur substantial losses and have negative operating cash flow for the foreseeable future, and may never achieve or maintain profitability. Since the date of our formation and through March 31, 2015, we incurred net losses of approximately $260 million. We have relied principally upon the proceeds of the public and private sales of our securities to finance our activities to date. To date, we have not commercialized any products or generated any revenue from the sale of products, and we do not expect to generate any product revenue for the foreseeable future. We do not know whether or when we will generate product revenue or become profitable.

     We are  heavily  dependent  on the  success  of  Multikine  which  is under
clinical  development.   We  cannot  be  certain  that  Multikine  will  receive
regulatory approval or be successfully commercialized even if we receive regulatory approval. Multikine is our only product candidate in late-stage clinical development, and our business currently depends heavily on its successful development, regulatory approval and commercialization. We have no drug products for sale currently and may never be able to develop approved and marketable drug products.

     Even if we succeed in developing and commercializing one or more of our product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

     o continue to undertake preclinical development and clinical trials for product candidates;

     o    seek regulatory approvals for product candidates;

     o    implement additional internal systems and infrastructure; and

     o    hire additional personnel.

     To become and remain profitable, we must succeed in developing and commercializing our product candidates, which must generate significant revenue. This will require us to be successful in a range of challenging activities, including completing preclinical testing and clinical trials of our product candidates, discovering or acquiring additional product candidates, obtaining regulatory approval for these product candidates and manufacturing, marketing and selling any products for which we may obtain regulatory approval. We are only in the preliminary stages of most of these activities. We may never succeed in these activities and, even if we do, may never generate revenue that is significant enough to achieve profitability.

     Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable could depress the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product offerings or even continue our operations. A decline in the value of our company could cause our stockholders to lose all or part of their investment.

We will require substantial additional capital to remain in operation. A failure to obtain this necessary capital when needed could force us to delay, limit, reduce or terminate our product candidates' development or commercialization efforts.

     As of June 30, 2015, we had cash and cash equivalents of $11.2 million. We believe that we will continue to expend substantial resources for the foreseeable future developing Multikine, LEAPS and any other product candidates or technologies that we may develop or acquire. These expenditures will include costs associated with research and development, potentially obtaining regulatory approvals and having our products manufactured, as well as marketing and selling products approved for sale, if any. In addition, other unanticipated costs may arise. Because the outcome of our current and anticipated clinical trials is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of our product candidates.

     Our future capital requirements depend on many factors, including:

     o the rate of progress of, results of and cost of completing Phase 3 clinical development of Multikine for the treatment of certain head and neck cancers;

     o the results of our applications to and meetings with the FDA, the EMA and other regulatory authorities and the consequential effect on our operating costs;

     o assuming favorable Phase 3 clinical results, the cost, timing and outcome of our efforts to obtain marketing approval for Multikine in the United States, Europe and in other jurisdictions, including the preparation and filing of regulatory submissions for Multikine with the FDA, the EMA and other regulatory authorities;

     o the scope, progress, results and costs of additional preclinical, clinical, or other studies for additional indications for Multikine, LEAPS and other product candidates and technologies that we may develop or acquire;

     o the timing of, and the costs involved in, obtaining regulatory approvals for LEAPS if clinical studies are successful;

     o the cost and timing of future commercialization activities for our products, if any of our product candidates are approved for marketing, including product manufacturing, marketing, sales and distribution costs;

     o the revenue, if any, received from commercial sales of our product candidates for which we receive marketing approval;

     o the cost of having our product candidates manufactured for clinical trials and in preparation for commercialization;

     o our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such agreements;

     o the costs involved in preparing, filing and prosecuting patent applications and maintaining, defending and enforcing our intellectual property rights, including litigation costs, and the outcome of such litigation; and

     o the extent to which we acquire or in-license other products or technologies.

     Based on our current operating plan, and absent any future financings or strategic partnerships, we believe that our existing cash and cash equivalents and investments will be sufficient to fund our projected operating expenses and capital expenditure requirements into the fourth quarter of 2015. However, our operating plan may change as a result of many factors currently unknown to us, and we may need additional funds sooner than planned. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate preclinical studies, clinical trials or other development activities for Multikine, LEAPS, or any other product candidates or technologies that we develop or acquire, or delay, limit, reduce or terminate our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize our product candidates.

The costs of our product candidate development and clinical trials are difficult to estimate and will be very high for many years, preventing us from making a profit for the foreseeable future, if ever.

     Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly, especially in the United States, but also in foreign countries. Our estimates of the costs associated with future clinical trials and research may be substantially lower than what we actually experience. It is impossible to predict what we will face in the development of a product candidate, such as Multikine. The purpose of clinical trials is to provide both us and regulatory authorities with safety and efficacy data in humans. It is relatively common to revise a trial or add subjects to a trial in progress. These examples of common variances in product development and clinical investigations demonstrate how predicted costs may exceed reasonable expectations. The difficult and often complex steps necessary to obtain regulatory approval, especially that of the FDA, and the European Union's European Medicine's Agency, or EMA, involve significant costs and may require several years to complete. We expect that we will need substantial additional financing over an extended period of time in order to fund the costs of future clinical trials, related research, and general and administrative expenses.

     The extent of our clinical trials and research programs are primarily based upon the amount of capital available to us and the extent to which we receives regulatory approvals for clinical trials. We have established estimates of the future costs of the Phase 3 clinical trial for Multikine, but, as explained above, our estimates may not prove correct.

An adverse determination in any current or future lawsuits or arbitration proceedings to which we are a party could have a material adverse effect on us.

     We are currently involved in a pending arbitration proceeding, CEL-SCI Corporation v. inVentiv Health Clinical, LLC (f/k/a PharmaNet LLC) and PharmaNet GmbH (f/k/a PharmaNet AG). We initiated the proceedings against inVentiv Health Clinical, LLC, or inVentiv, our former third-party CRO, seeking at least $50 million in damages related to inVentiv's prior involvement in our ongoing Phase 3 clinical trial of Multikine.

     The arbitration claim, initiated under the Commercial Rules of the American Arbitration Association, alleges (i) breach of contract, (ii) fraud in the inducement, and (iii) common law fraud.

     In an amended statement of claim, we asserted the claims set forth above, as well as an additional claim for professional malpractice. The arbitrator subsequently granted inVentiv's motion to dismiss the professional malpractice claim based on the "economic loss doctrine" which is a legal doctrine in New Jersey that, under certain circumstances, prohibits bringing a negligence-based claim alongside a claim for breach of contract. The arbitrator denied the remainder of inVentiv's motion, which had sought to dismiss certain other aspects of our amended statement of claim. In particular, the arbitrator rejected inVentiv's argument that several aspects of the amended statement of claim were beyond the arbitrator's jurisdiction.

     inVentiv has asserted counterclaims against us in the arbitration proceeding for (i) breach of contract, seeking at least $2 million in damages for services allegedly performed by inVentiv; (ii) breach of contract, seeking at least $1 million in damages for our alleged use of inVentiv's name in connection with publications and promotions in violation of the parties' contract; (iii) opportunistic breach, restitution and unjust enrichment, seeking at least $20 million in disgorgement of alleged unjust profits allegedly made by us as a result of the purported breaches referenced in subsection (ii); and (iv) defamation, seeking at least $1 million in damages for allegedly defamatory statements made about inVentiv. We believe inVentiv's counterclaims are meritless and intend to vigorously defend against them. However, if such defense is unsuccessful, and inVentiv successfully asserts any of its counterclaims, such an adverse determination could have a material adverse effect on our business, results, financial condition and liquidity. The arbitration hearing on the merits has been tentatively rescheduled for October 27, 2015 through November 17, 2015.

     We filed this arbitration claim, by which we are seeking at least $50 million in damages, since, among other reasons, the number of patients enrolled and treated in the study fell below the level agreed to with inVentiv.

     Additionally, we may also be the target of claims asserting violations of securities fraud and derivative actions, or other litigation or arbitration proceedings in the future. Any future litigation could result in substantial costs and divert our management's attention and resources. These lawsuits or arbitration proceedings may result in large judgments or settlements against us, any of which could have a material adverse effect on our business, operating results, financial condition and liquidity.

Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

     Changing laws, regulations and standards relating to corporate governance and public disclosure may create uncertainty regarding compliance matters. New or changed laws, regulations and standards are subject to varying interpretations in many cases. As a result, their application in practice may evolve over time. We are committed to maintaining high standards of corporate governance and public disclosure. Complying with evolving interpretations of new or changing legal requirements may cause us to incur higher costs as we revises current practices, policies and procedures, and may divert management time and attention from potential revenue-generating activities to compliance matters. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may also be harmed. Further, our board members, chief executive officer, president and other executive officers could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business.

We have not established a definite plan for the marketing of Multikine, if approved.

     We have not established a definitive plan for marketing nor have we established a price structure for any of our product candidates, if approved. However, we intend, if we are in a position to do so, to sell Multikine ourselves in certain markets where it is approved, or to enter into written marketing agreements with various third parties with established sales forces in such markets. The sales forces in turn would, we believe, focus on selling Multikine to targeted cancer centers, physicians and clinics involved in the treatment of head and neck cancer. We have already licensed future sales of Multikine, if approved, to three companies: Teva Pharmaceuticals in Israel, Turkey, Serbia and Croatia; Orient Europharma in Taiwan, Singapore, Hong Kong, Malaysia, South Korea, the Philippines,

     Australia and New Zealand; and Byron BioPharma, LLC in South Africa. We believe that these companies will have the resources to market Multikine appropriately in their respective territories, if approved, but there is no guarantee that they will. There is no assurance that we will be able to find qualified third-party partners to market our product in other areas, on terms that are favorable to us, or at all.

     We may encounter problems, delays and additional expenses in developing marketing plans with third parties. In addition, even if Multikine, if approved, is cost-effective and demonstrated to increase overall patient survival, we may experience other limitations involving the proposed sale of Multikine, such as uncertainty of third-party coverage and reimbursement. There is no assurance that we can successfully market Multikine, if approved, or any other product candidates we may develop.

We hope to expand our clinical development capabilities in the future, and any difficulties hiring or retaining key personnel or managing this growth could disrupt our operations.

     We are highly dependent on the principal members of our management and development staff. If the ongoing Phase 3 Multikine clinical trial is successful, we expect to expand our clinical development and manufacturing capabilities, which will involve hiring additional employees. Future growth will require us to continue to implement and improve our managerial, operational and financial systems and to continue to retain, recruit and train additional qualified personnel, which may impose a strain on our administrative and operational infrastructure. The competition for qualified personnel in the biopharmaceutical field is intense. We are highly dependent on our ability to attract, retain and motivate highly qualified management and specialized personnel required for clinical development. Due to our limited resources, we may not be able to manage effectively the expansion of our operations or recruit and train additional qualified personnel. If we are unable to retain key personnel or manage our future growth effectively, we may not be able to implement our business plan.

If product liability or patient injury lawsuits are brought against us, we may incur substantial liabilities and may be required to limit clinical testing or future commercialization of Multikine or our other product candidates.

     We face an inherent risk of product liability as a result of the ongoing clinical testing of Multikine and other product candidates, and will face an even greater risk if we commercialize any of our product candidates. For example, we may be sued if our Multikine or LEAPS product candidates, or any other future product candidates, allegedly cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing or, if approved, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product candidate, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts.

     Furthermore, Multikine is made, in part, from components of human blood. There are inherent risks associated with products that involve human blood such as possible contamination with viruses, including hepatitis or HIV. Any possible contamination could cause injuries to patients who receive such contaminated Multikine, or could require us to destroy batches of Multikine, thereby subjecting us to possible financial losses, lawsuits and harm to our business.

     If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit or cease the clinical testing or commercialization of our product candidates, if approved. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

     o decreased demand for Multikine or our other product candidates, if approved;

     o    injury to our reputation;

     o withdrawal of existing, or failure to enroll additional, clinical trial participants;

     o    costs to defend any related litigation;

     o    a diversion of management's time and our resources;

     o    substantial monetary awards to trial participants or patients;

     o product candidate recalls, withdrawals or labeling, marketing or promotional restrictions;

     o    loss of revenue;

     o    inability to commercialize  Multikine or our other product candidates;
          and

     o    a decline in the price of our common stock.

     Although we have product liability insurance for Multikine in the amount of $5.0 million, the successful prosecution of a product liability case against us could have a materially adverse effect upon our business if the amount of any judgment exceeds our insurance coverage. Any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. We commenced the Phase 3 clinical trial for Multikine in December 2010. Although no claims have been brought to date, participants in our clinical trials could bring civil actions against us for any unanticipated harmful effects allegedly arising from the use of Multikine or any other product candidate that we may attempt to develop.

Our commercial success depends, in part, upon attaining significant market acceptance of our product candidates, if approved, among physicians, patients, healthcare payors and major operators of cancer clinics.

     Even if we obtain regulatory approval for our product candidates, any resulting product may not gain market acceptance among physicians, healthcare payors, patients and the medical community, which are critical to commercial success. Market acceptance of any product candidate for which we receive approval depends on a number of factors, including:

     o    the efficacy and safety as demonstrated in clinical trials;

     o the timing of market introduction of such product candidate as well as competitive products;

     o    the clinical indications for which the drug is approved;

     o the approval, availability, market acceptance and reimbursement for the companion diagnostic;

     o acceptance by physicians, major operators of cancer clinics and patients of the drug as a safe and effective treatment;

     o the potential and perceived advantages of such product candidate over alternative treatments, especially with respect to patient subsets that are targeted with such product candidate;

     o the safety of such product candidate seen in a broader patient group, including its use outside the approved indications;

     o    the cost of treatment in relation to alternative treatments;

     o the availability of adequate reimbursement and pricing by third-party payors and government authorities;

     o    relative convenience and ease of administration;

     o    the prevalence and severity of adverse side effects; and

     o    the effectiveness of our sales and marketing efforts.

     If our product candidates are approved but fail to achieve an adequate level of acceptance by physicians, healthcare payors and patients, we will not be able to generate significant revenues, and we may not become or remain profitable.

Risks Related to Government Approvals

Our product candidates must undergo rigorous preclinical and clinical testing and regulatory approvals, which could be costly and time-consuming and subject us to unanticipated delays or prevent us from marketing any products.

     Our product candidates are subject to premarket approval from the FDA in the United States, the EMA in the European Union, and by comparable agencies in most foreign countries before they can be sold. Before obtaining marketing approval, these product candidates must undergo costly and time consuming preclinical and clinical testing which could subject us to unanticipated delays and may prevent us from marketing our product candidates. There can be no assurance that such approvals will be granted on a timely basis, if at all.

     Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Our current and future clinical trials may not be successful.

     Although we have a Phase 3 clinical trial ongoing for Multikine, we may experience delays in our ongoing clinical trials and we do not know whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays related to:

     o the availability of financial resources needed to commence and complete our planned trials;

     o    obtaining regulatory approval to commence a trial;

     o reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

     o obtaining Institutional Review Board, or IRB, approval at each clinical trial site;

     o    recruiting suitable patients to participate in a trial;

     o    having  patients  complete  a  trial  or  return  for   post-treatment
          follow-up;

     o clinical trial sites deviating from trial protocol or dropping out of a trial;

     o    adding new clinical trial sites; or

     o manufacturing sufficient quantities of our product candidate for use in clinical trials.

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

     Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians' and patients' perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating. Furthermore, we rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials and while we have agreements governing their committed activities, we have limited influence over their actual performance.

     For example, we are currently involved in a dispute with our former CRO relating to the conduct of our Phase 3 study where we allege (i) breach of contract, (ii) fraud in the inducement, and (iii) fraud. In connection with this dispute, we have alleged that our CRO failed to properly select, monitor and supervise the study sites and principal investigators, ensure proper enrollment of subjects, and ensure strict compliance with the Phase 3 trial protocol and Good Clinical Practices, or GCP, and other applicable regulatory requirements. If we or regulatory authorities determine that our former CRO did not comply with GCP or other applicable regulatory requirements, data collected by that former CRO may be rendered unusable in support of our marketing applications, and we may be required to enroll additional subjects in our Phase 3 study beyond our current plans, which could cause additional delays in our clinical testing and development program.

     We could also encounter delays if physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of our product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by us, the IRBs for the institutions in which such trials are being conducted, the Independent Data Monitoring Committee, or IDMC, for such trial, or by the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product candidate, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

     If we experience termination of, or delays in the completion of, any clinical trial of our product candidates, the commercial prospects for our product candidates will be harmed, and our ability to generate product revenues will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow our product development and approval process and jeopardize our ability to commence product sales and generate revenues.

     Any of these occurrences may harm our business, prospects, financial condition and results of operations significantly. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval for our product candidates.

     We cannot be certain when or under what conditions we will undertake future clinical trials. A variety of issues may delay our Phase 3 clinical trial for Multikine or preclinical and early clinical trials for our other product candidates. For example, early trials, or the plans for later trials, may not satisfy the requirements of regulatory authorities, such as the FDA. We may fail to find subjects willing to enroll in our trials. We manufacture Multikine in our own manufacturing facility, but rely on third-party vendors to manage the trial process and other activities, and these vendors may fail to meet appropriate standards. Accordingly, the clinical trials relating to our product candidates may not be completed on schedule, the FDA or foreign regulatory agencies may order us to stop or modify our research, or these agencies may not ultimately approve any of our product candidates for commercial sale. Varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of our product candidates. The data collected from our clinical trials may not be sufficient to support regulatory approval of our various product candidates, including Multikine. Our failure to adequately demonstrate the safety and efficacy of any of our product candidates would delay or prevent regulatory approval of our product candidates in the United States, which could prevent us from achieving profitability. Although we had positive results in our Phase 2 trials for Multikine, those results were for a very small sample set, and we will not know how Multikine will perform in a larger set of subjects until we are well into, or complete, our Phase 3 clinical trial.

     The development and testing of product candidates and the process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. FDA sanctions could include, among other actions, refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls or withdrawals from the market, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

     The requirements governing the conduct of clinical trials, manufacturing and marketing of our product candidates, including Multikine, outside the United States vary from country to country. Foreign approvals may take longer to obtain than FDA approvals and can require, among other things, additional testing and different trial designs. Foreign regulatory approval processes include all of the risks associated with the FDA approval process. Some of those agencies also must approve prices for products approved for marketing. Approval of a product by the FDA or the EMA does not ensure approval of the same product by the health authorities of other countries. In addition, changes in regulatory requirements for product approval in any country during the clinical trial process and regulatory agency review of each submitted new application may cause delays or rejections.

     We have only limited experience in filing and pursuing applications necessary to gain regulatory approvals. Our lack of experience may impede our ability to obtain timely approvals from regulatory agencies, if at all. We will not be able to commercialize Multikine and other product candidates until we have obtained regulatory approval. In addition, regulatory authorities may also limit the types of patients to which we or our third-party partners may market Multikine or our other product candidates. Any failure to obtain or any delay in obtaining required regulatory approvals may adversely affect our or our third-party partners' ability to successfully market our product candidates.

Even if we obtain regulatory approval for our product candidates, we will be subject to stringent, ongoing government regulation.

     If our products receive regulatory approval, either in the United States or internationally, those products will be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, and may contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance of the safety and efficacy of the product candidate. We will continue to be subject to extensive regulatory requirements. These regulations are wide-ranging and govern, among other things:

     o    product design, development and manufacture;
     o    product application and use;
     o    adverse drug experience;
     o    product advertising and promotion;
     o    product manufacturing, including good manufacturing practices;
     o    record keeping requirements;
     o registration and listing of our establishments and products with the FDA, EMA and other state and national agencies;
     o    product storage and shipping;
     o    drug sampling and distribution requirements;
     o    electronic record and signature requirements; and
     o    labeling changes or modifications.

     We and any of our third-party manufacturers or suppliers must continually adhere to federal regulations setting forth requirements, known as cGMPs, and their foreign equivalents, which are enforced by the FDA, the EMA and other national regulatory bodies through their facilities inspection programs. If our facilities, or the facilities of our contract manufacturers or suppliers, cannot pass a pre-approval plant inspection or fail such inspections in the future, the FDA, EMA or other national regulators will not approve our marketing applications for our product candidates, or may withdraw any prior approval. In complying with cGMP and foreign regulatory requirements, we and any of our potential third-party manufacturers or suppliers will be obligated to expend time, money and effort in production, record-keeping and quality control to ensure that our product candidates meet applicable specifications and other requirements.

     If we do not comply with regulatory requirements at any stage, whether before or after marketing approval is obtained, we may be subject to, among other things, license suspension or revocation, criminal prosecution, seizure, injunction, fines, be forced to remove a product from the market or experience other adverse consequences, including restrictions or delays in obtaining regulatory marketing approval for such products or for other product candidates for which we seek approval. This could materially harm our financial results, reputation and stock price.

     Additionally, we may not be able to obtain the labeling claims necessary or desirable for product promotion. If we or other parties identify adverse effects after any of our products are on the market, or if manufacturing problems occur, regulatory approval may be suspended or withdrawn. We may be required to reformulate our products, conduct additional clinical trials, make changes in product labeling or indications of use, or submit additional marketing applications to support any changes. If we encounter any of the foregoing problems, our business and results of operations will be harmed and the market price of our common stock may decline.

     FDA and other governmental authorities' policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability. We cannot predict the extent of adverse government regulations which might arise from future legislative or administrative action. Without government approval, we will be unable to sell any of our product candidates.

Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

     Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities. Results of our clinical trials could reveal a high and unacceptable severity and/or prevalence of these or other side effects. In such an event, our trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development of, or deny approval of, our product candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

     Additionally if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including: o regulatory authorities may withdraw approvals of such product;

     o    regulatory authorities may require additional warnings on the label;

     o we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

     o    we could be sued and held liable for harm caused to patients; and

     o    our reputation may suffer.

     Any of these events could prevent us from achieving or  maintaining  market
acceptance  of  the  particular  product  candidate,   if  approved,  and  could
significantly harm our business, results of operations and prospects.

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

We rely on third parties to conduct our preclinical and clinical trials. If these third parties do not successfully carry out their contractual duties and meet regulatory requirements, or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

     We have relied upon and plan to continue to rely upon third-party CROs to prepare for, conduct, monitor and manage data for our ongoing preclinical and clinical programs. We rely on these parties for all aspects of the execution of our preclinical and clinical trials, and although we diligently oversee and carefully manage our CROs, we directly control only certain aspects of their activities and rely upon them to provide timely, complete, and accurate reports on their conduct of our studies. Although such third parties stand in our shoes for regulatory purposes in the context of our clinical trials, ultimately we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards, and our reliance on the CROs does not relieve us of our regulatory responsibilities. We and our CROs acting on our behalf as well as principal investigators and trial sites are required to comply with GCP and other applicable requirements, which are implemented through regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area, or EEA, and comparable foreign regulatory authorities for all of our products in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators, and trial sites. If we or any of our CROs fail to comply with applicable GCPs or other applicable regulations, the clinical data generated in our clinical trials may be determined to be unreliable and we may therefore need to enroll additional subjects in our clinical trials, or the FDA, EMA or comparable foreign regulatory authorities may require us to perform an additional clinical trial or trials before approving our marketing applications. Moreover, if we or any of our CROs, principal investigators, or trial sites, fail to comply with applicable regulatory and GCP requirements, then we, our CROs, principal investigators, or trial sites may be subject to enforcement actions, such as fines, warning letters, untitled letters, clinical holds, civil or criminal penalties, and injunction. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations. In addition, our clinical trials must be conducted with product produced under GMP regulations. Our failure to comply with these regulations may require us to delay or repeat clinical trials, which would delay the regulatory approval process.

     For example, we are currently involved in a dispute with our former CRO relating to the conduct of our Phase 3 study where we allege (i) breach of contract, (ii) fraud in the inducement and (iii) fraud. In connection with this dispute, we have alleged that our CRO failed to properly select, monitor and supervise the study sites and principal investigators, ensure proper enrollment of subjects, and ensure strict compliance with the Phase 3 trial protocol and GCP and other applicable regulatory requirements. If we or regulatory authorities determine that our former CRO did not comply with GCP or other applicable regulatory requirements, the data collected by that former CRO may be rendered unusable in support of our marketing applications, and we may be required to enroll additional subjects in our Phase 3 study beyond our current plans, which could cause additional delays in our clinical testing and development program.

     If any of our relationships with our third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. In addition, our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we

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cannot control  whether or not they devote  sufficient time and resources to our on-going clinical, nonclinical and preclinical programs. If CROs do not successfully fulfill their regulatory obligations, carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

     Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we diligently oversee and carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in our clinical development in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

We have obtained orphan drug designation from the FDA for Multikine for neoadjuvant, or primary, therapy in patients with squamous cell carcinoma of the head and neck, but we may be unable to maintain the benefits associated with orphan drug designation, including the potential for market exclusivity.

     Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug or biologic intended to treat a rare disease or condition, which is defined as one occurring in a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug or biologic will be recovered from sales in the United States. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. In addition, if a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications, including a full Biologics License Application, or BLA, to market the same biologic for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or where the manufacturer is unable to assure sufficient product quantity.

     Even though we have received orphan drug designation for Multikine for the treatment of squamous cell carcinoma of the head and neck, we may not be the first to obtain marketing approval of a product for the orphan-designated indication due to the uncertainties associated with developing pharmaceutical products. In addition, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan-designated indication, or may be lost if the FDA later determines that the request for designation was materially defective or if we are unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Further, even if we obtain orphan drug exclusivity for a product candidate, that exclusivity may not effectively protect the product candidate from competition because different drugs with different active moieties can be approved for the same condition. Even after an orphan product is approved, the

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FDA can  subsequently  approve  another drug with the same active moiety for the same  condition  if the  FDA  concludes  that  the  later  drug is  safer,  more
effective,   or  makes  a  major  contribution  to  patient  care.  Orphan  drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.

Our current and future relationships with healthcare professionals, principal investigators, consultants, customers (actual and potential) and third-party payors in the United States and elsewhere may be subject, directly or indirectly, to applicable healthcare laws and regulations.

     Healthcare providers, physicians and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of any drug candidates for which we obtain marketing approval. Our current and future arrangements with healthcare professionals, principal investigators, consultants, customers (actual and potential) and third-party payors may expose us to broadly applicable fraud and abuse and other healthcare laws, including, without limitation:

     o the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, under federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the Affordable Care Act provided that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

     o federal civil and criminal false claims laws, including the federal False Claims Act, which impose criminal and civil penalties, including civil whistleblower actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, to the federal government, including the Medicare and Medicaid programs, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

     o the civil monetary penalties statute, which imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent;

     o the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal

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          investigation  of a healthcare  offense and  knowingly  and  willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

     o HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, which impose obligations on covered entities, including healthcare providers, health plans, and healthcare clearinghouses, as well as their respective business associates that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

     o the federal Physician Payments Sunshine Act and its implementing regulations, which imposed annual reporting requirements for certain manufacturers of drugs, devices, biologicals and medical supplies for payments and "transfers of value" provided to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and

     o analogous state and foreign laws, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers; state and foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

     Efforts to ensure that our future business arrangements with third parties will comply with applicable healthcare laws and regulations may involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, including, without limitation, damages, fines, imprisonment, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations, all of which could significantly harm our business. If any of the physicians or other healthcare providers or entities with whom we expect to do business, including our current and future collaborators, are found not to be in compliance with applicable laws, they may

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

be subject to criminal, civil or administrative sanctions, including exclusions from participation in government healthcare programs, which could also adversely affect our business.

Failure to obtain or maintain adequate coverage and reimbursement for our product candidates, if approved, could limit our ability to market those products and decrease our ability to generate revenue.

     Sales  of  our  product   candidates   will  depend   substantially,   both
domestically and abroad, on the extent to which the costs of our product candidates will be paid by health maintenance, managed care, pharmacy benefit, and similar healthcare management organizations, or reimbursed by government authorities, private health insurers and other third-party payors. We anticipate that government authorities and other third-party payors will continue efforts to contain healthcare costs by limiting the coverage and reimbursement levels for new drugs. If coverage and reimbursement are not available, or are available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a return on our investment. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our product candidates.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

     In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs that may result in more limited coverage or downward pressure on the price we may otherwise receive for our product candidates. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Affordable Care Act, was passed, which substantially changes the way health care is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The Affordable Care Act, among other things, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, established annual fees and taxes on manufacturers of certain branded prescription drugs, and established the Center for Medicare and Medicaid Innovation with broad authority to test and implement new payment models under Medicare and Medicaid, which are designed to reduce expenditures while preserving and enhancing quality of care.

     In addition, other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation's automatic reduction to several government programs. This

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

includes aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2024 unless additional Congressional action is taken. On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers. On April 16, 2015, President Obama signed into law the Medicare Access and CHIP Reauthorization Act of 2015, or MACRA. Among other things, MACRA creates incentives for physicians to participate in alternative payment models under Medicare that emphasize quality and value in place of the traditional, volume-based fee-for-service program. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

Foreign governments often impose strict price controls, which may adversely affect our future profitability.

     We intend to seek approval to market Multikine in both the United States and foreign jurisdictions. If we obtain approval in one or more foreign jurisdictions, we will be subject to rules and regulations in those jurisdictions relating to Multikine. In some foreign countries, particularly in the European Union, prescription drug pricing is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a drug candidate. Coverage and reimbursement decisions in one foreign jurisdiction may impact decisions in other countries. To obtain reimbursement or pricing approval in some countries, we may be required to conduct clinical trials that demonstrate our product candidate is more effective than current treatments and that compare the cost-effectiveness of Multikine to other available therapies. If reimbursement of Multikine is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

Risks Related to Intellectual Property

We may not be able to achieve or maintain a competitive position, and other technological developments may result in our proprietary technologies becoming uneconomical or obsolete.

     We are involved in a biomedical field that is undergoing rapid and significant technological change. The pace of change continues to accelerate. The successful development of product candidates from our compounds, compositions and processes, through research financed by us, or as a result of possible third-party licensing arrangements with pharmaceutical or other companies, is not assured. We may fail to apply for patents on important technologies or product candidates in a timely fashion, or at all.

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

     Many companies are working on drugs designed to cure or treat cancer or cure and treat viruses, such as HPV or H1N1. Many of these companies have financial, research and development, and marketing resources, which are much greater than ours, and are capable of providing significant long-term competition either by establishing in-house research groups or by forming collaborative ventures with other entities. In addition, smaller companies and non-profit institutions are active in research relating to cancer and infectious diseases. The future market share of Multikine or our other product candidates, if approved, will be reduced or eliminated if our competitors develop and obtain approval for products that are safer or more effective than our product candidates. Moreover, the patent positions of pharmaceutical companies are highly uncertain and involve complex legal and factual questions for which important legal principles are often evolving and remain unresolved. As a result, the validity and enforceability of patents cannot be predicted with certainty. In addition, we do not know whether:

     o we were the first to make the inventions covered by each of our issued patents and pending patent applications;

     o    we were the first to file patent applications for these inventions;

     o others will independently develop similar or alternative technologies or duplicate any of our technologies;

     o    any of our pending patent applications will result in issued patents;

     o    any of our patents will be valid or enforceable;

     o any patents issued to us or our collaboration partners will provide us with any competitive advantages, or will be challenged by third parties;

     o we will be able to develop additional proprietary technologies that are patentable;

     o the U.S. government will exercise any of its statutory rights to our intellectual property that was developed with government funding; or

     o our business may infringe the patents or other proprietary rights of others.

Our patents might not protect our technology from competitors, in which case we may not have any advantage over competitors in selling any products that we may develop.

     Our commercial success will depend in part on our ability to obtain additional patents and protect our existing patent position, as well as our ability to maintain adequate intellectual property protection for our technologies, product candidates, and any future products in the United States and other countries. If we do not adequately protect our technology, product candidates and future products, competitors may be able to use or practice them and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability. The laws of some foreign countries do not protect our proprietary rights to the same extent or in the same manner as U.S. laws, and we may encounter significant problems in protecting and defending our proprietary rights in these countries. We will be able to protect our proprietary rights from unauthorized use by third parties

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

only to the extent that our proprietary technologies, product candidates and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

     Certain aspects of our technologies are covered by U.S. and foreign patents. In addition, we have a number of new patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford us. Disputes may arise between us and others as to the scope and validity of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that we will be in a position, or will deem it advisable, to carry on such a defense. A suit for patent infringement could result in increasing costs, delaying or halting development, or even forcing us to abandon a product candidate. Other private and public concerns, including universities, may have filed applications for, may have been issued, or may obtain additional patents and other proprietary rights to technology potentially useful or necessary to us. We are not currently aware of any such patents, but the scope and validity of such patents, if any, and the cost and availability of such rights are impossible to predict.

Much of our intellectual property is protected as trade secrets or confidential know-how, not as a patent.

     We consider proprietary trade secrets and/or confidential know-how and unpatented know-how to be important to our business. Much of our intellectual property pertains to our manufacturing system, certain aspects of which may not be suitable for patent filings and must be protected as trade secrets and/or confidential know-how. This type of information must be protected diligently by us to protect its disclosure to competitors, since legal protections after disclosure may be minimal or non-existent. Accordingly, much of our value is dependent upon our ability to keep our trade secrets and know-how confidential.

     To protect this type of information against disclosure or appropriation by competitors, our policy is to require our employees, consultants, contractors and advisors to enter into confidentiality agreements with us. However, current or former employees, consultants, contractors and advisers may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a third party obtained illegally, and is using, trade secrets and/or confidential know-how is expensive, time consuming and unpredictable. The enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction.

     In addition, in some cases a regulator considering our application for product candidate approval may require the disclosure of some or all of our proprietary information. In such a case, we must decide whether to disclose the information or forego approval in a particular country. If we are unable to market our product candidates in key countries, our opportunities and value may suffer.

     Failure to obtain or maintain trade secrets and/or confidential know-how trade protection could adversely affect our competitive position. Moreover, our competitors may independently develop substantially equivalent proprietary

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

information and may even apply for patent protection in respect of the same. If successful in obtaining such patent protection, our competitors could limit our use of such trade secrets and/or confidential know-how.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

     We may also be subject to claims that former employees, collaborators or other third parties have an ownership interest in our patents or other intellectual property. We may be subject to ownership disputes in the future arising, for example, from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Risks Related to our common stock

You may experience future dilution as a result of future equity offerings or other equity issuances.

     We expect that significant additional capital will be needed in the future to continue our planned operations. To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. If we sell common stock, convertible securities or other equity securities, your investment in our common stock will be diluted. These sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

Our outstanding options and warrants may adversely affect the trading price of our common stock.

     As of July 31, 2015, there were outstanding options which allow the holders to purchase approximately 7,595,600 shares of our common stock, at prices ranging between $0.55 and $20.00 per share, with a weighted average exercise price of $2.74 per share; outstanding warrants which allow the holders to purchase approximately 55,086,316 shares of our common stock, at prices ranging between $0.53 and $5.00 per share, with a weighted average exercise price of $1.38 per share; and a convertible loan, which allows the holder to acquire approximately 1,871,282 shares of our common stock at a conversion price of $0.59. The outstanding options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options and warrants can be expected to exercise them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of the outstanding options and warrants. For the life of the options, warrants and the convertible loan, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. The issuance of shares upon the exercise of outstanding options and warrants, or the conversion of the loan, will also dilute the ownership interests of our existing stockholders.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

     Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an "ownership change" (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation's ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. Taking into account our prior securities offerings and other transactions, we may have triggered an "ownership change" limitation. In addition, we may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, some of which are outside our control. As a result, our ability to use our pre-change net operating loss carryforwards and other pre-change tax attributes to offset U.S. federal taxable income may be subject to limitations, which could result in increased tax liability.

We may have exposure for certain securities we sold in October 2013.

     In September 2012, we filed a shelf Registration Statement covering the sale of $50,000,000 of securities (the "2012 Registration Statement"), and in January 2013 we filed another shelf Registration Statement covering the sale of an additional $50,000,000 of securities (the "2013 Registration Statement"). In October 2013, we filed a prospectus supplement to the 2012 Registration Statement for the sale in an underwritten public offering of 17,826,087 shares of our common stock, 20,475,000 Series S Warrants, as well as up to 20,475,000 shares of common stock issuable upon the exercise of the Series S warrants (the "October Prospectus"). Collectively, we offered approximately $43.4 million of securities pursuant to the October Prospectus. This amount includes approximately $17.8 million for the sale of the common stock and Series S warrants and $25.6 million upon the exercise of the Series S Warrants. We subsequently realized that at the time of the October 2013 offering we had only approximately $28.9 million available for issuance under the 2012 Registration Statement. As a result, we offered securities that were not registered with the SEC, and that may not have been eligible for an exemption from registration under the federal or state securities laws. We had securities available under the 2013 Registration Statement to register all of the securities not covered by the 2012 Registration Statement. In December 2013, we filed a prospectus supplement to the 2013 Registration Statement registering the offer and sale of all of the shares of common stock issuable upon exercise of the Series S Warrants included in the October 2013 offering to assure that the offering and sale of all of the shares issuable upon exercise of the Series S Warrants were registered (the "December Prospectus"). Prior to the filing of the December Prospectus, no Series S Warrants issued in the October offering had been exercised. Notwithstanding the above, the actions we have taken to mitigate our possible non-compliance with securities laws will not prevent regulators from asserting that we violated the law, from imposing penalties and fines against us with respect to any potential violations of securities laws, and may subject us to possible claims for damages from certain investors.

Since we do not intend to pay dividends on our common stock, any potential return to investors will result only from any increases in the price of our common stock.

     At the present time, we intend to use available funds to finance our operations. Accordingly, while payment of dividends rests within the discretion of our board of directors, no common stock dividends have been declared or paid by us and we have no intention of paying any common stock dividends in the foreseeable future. Additionally, any future debt financing arrangement may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Any return to our investors will therefore be limited to appreciation in the price of our common stock, which may never occur. If our stock price does not increase, our investors are unlikely to receive any return on their investments in our common stock.

The price of our common stock has been volatile and is likely to continue to be volatile, which could result in substantial losses for purchasers of our common stock.

     Our stock price has been, and is likely to continue to be, volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies.

     As a result of this volatility, you may not be able to sell your shares of our common stock at or above its current market price. The market price for our common stock may be influenced by many factors, including:

     o actual or anticipated fluctuations in our financial condition and operating results;

     o actual or anticipated changes in our growth rate relative to our competitors;

     o    competition  from  existing   products  or  new  products  or  product
          candidates that may emerge;

     o development of new technologies that may address our markets and may make our technology less attractive;

     o changes in physician, hospital or healthcare provider practices that may make our product candidates less useful;

     o announcements by us, our partners or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

     o    developments  or  disputes  concerning  patent  applications,   issued
          patents or other proprietary rights;

     o    the recruitment or departure of key personnel;

     o failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

     o actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

     o variations in our financial results or those of companies that are perceived to be similar to us;

     o    changes to coverage and reimbursement levels by commercial third-party
          payors   and   government   payors,   including   Medicare,   and  any
          announcements relating to reimbursement levels;

     o    general economic, industry and market conditions; and

     o    the other factors described in this "Risk Factors" section.

Under our amended bylaws, stockholders that initiate certain proceedings may be obligated to reimburse us and our officers and directors for all fees, costs and expenses incurred in connection with such proceedings if the claim proves unsuccessful.

     On February 18, 2015, we adopted new bylaws which include a fee-shifting provision in Article X for stockholder claims. Article X provides that in the event that any stockholder initiates or asserts a claim against us, or any of our officers or directors, including any derivative claim or claim purportedly filed on our behalf, and the stockholder does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then the stockholder will be obligated to reimburse us and any of our officers or directors named in the action, for all fees, costs and expenses of every kind and description that we or our officers or directors may incur in connection with the claim. In adopting Article X, it is our intent that:

     o All actions, including federal securities law claims, would be subject to Article X;

     o The phrase "a judgment on the merits" means the determination by a court of competent jurisdiction on the matters submitted to the court;

     o The phrase "substantially achieves, in both substance and amount" means the plaintiffs in the action would be awarded at least 90% of the relief sought;

     o Only persons who were stockholders at the time an action was brought would be subject to Article X; and

     o Only the directors or officers named in the action would be allowed to recover.

     The fee-shifting provision contained in Article X of our bylaws is not limited to specific types of actions, but is rather potentially applicable to the fullest extent permitted by law. Fee-shifting bylaws are relatively new and untested. The case law and potential legislative action on fee-shifting bylaws are evolving and there exists considerable uncertainty regarding the validity of, and potential judicial and legislative responses to, such bylaws. For example, it is unclear whether our ability to invoke our fee-shifting bylaw in connection with claims under the federal securities laws, including any claims related to this offering, would be pre-empted by federal law. Similarly, it is unclear how courts might apply the standard that a claiming stockholder must obtain a judgment that substantially achieves, in substance and amount, the full remedy sought. The application of our fee-shifting bylaw in connection with such claims, if any, will depend in part on future developments of the law. We cannot assure you that we will or will not invoke our fee-shifting bylaw in any particular dispute, including any claims related to this offering. In addition, given the unsettled state of the law related to fee-shifting bylaws, such as ours, we may incur significant additional costs associated with resolving disputes with respect to such bylaw, which could adversely affect our business and financial condition.

     If a stockholder that brings any such claim, suit, action or proceeding is unable to obtain the required judgment, the attorneys' fees and other litigation expenses that might be shifted to a claiming stockholder are potentially significant. This fee-shifting bylaw, therefore, may dissuade or discourage stockholders (and their attorneys) from initiating lawsuits or claims against us or our directors and officers. In addition, it may impact the fees, contingency or otherwise, required by potential plaintiffs' attorneys to represent our stockholders or otherwise discourage plaintiffs' attorneys from representing our stockholders at all. As a result, this bylaw may limit the ability of stockholders to affect our management and direction of CEL-SCI, particularly through litigation or the threat of litigation.

The provision of our amended bylaws requiring exclusive venue in the U.S. District Court for Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against us and our directors and officers.

     Article X of our amended bylaws provides that stockholder claims brought against us, or our officers or directors, including any derivative claim or claim purportedly filed on our behalf, must be brought in the U.S. District Court for the district of Delaware and that with respect to any such claim, the laws of Delaware will apply.

     The exclusive forum provision may limit a stockholder's ability to bring a claim in a judicial forum the stockholder finds favorable for disputes with us or our directors or officers, and may have the effect of discouraging lawsuits with respect to claims that may benefit us or our stockholders.

                             COMPARATIVE SHARE DATA

                                                               Number
                                                              of Shares
                                                              ----------

 Shares outstanding as of July 31, 2015                       112,061,222

     The number of shares outstanding as of July 31, 2015 excludes shares which may be issued upon the exercise of the options or warrants, or the conversion of the note, described below.

                                                          Number
                                                        of Shares     Reference
                                                        ---------     ---------

Shares issuable upon the exercise of Series N
 warrants                                               2,844,627         A

Shares issuable upon exercise of options granted
 to CEL-SCI's officers, directors, employees,
 consultants, and third parties                         7,587,600         B

Shares issuable upon conversion of note payable to
 officer and director                                   1,871,282         C

Shares issuable upon exercise of Series H warrants      1,200,000         D

Shares issuable upon exercise of Series P warrants        590,001         E

Shares issuable upon exercise of Series Q warrants      1,200,000         F

Shares issuable upon exercise of Series R warrants      2,625,000         G

Shares issuable upon exercise of Series S warrants     25,928,010         H

Shares issuable upon exercise of Series U warrants        445,514         I

Shares issuable upon exercise of Series V warrants     20,253,164         J

A. In August 2008, CEL-SCI sold 138,339 shares of common stock and 207,508 Series N warrants in a private financing for $1,037,500. In June 2009, an additional 116,667 shares and 181,570 Series N warrants were issued to the investors. In October 2011, the outstanding 389,078 Series N warrants issued were reset from $4.00 to $3.00. In addition, the investors were issued 129,693 warrants exercisable at $3.00. In October 2013 and December 2013, in connection with public offerings of common stock on those dates, the Company reset the exercise price from $3.00 to $0.53 and issued the Series N warrant holders 2,432,649 additional warrants exercisable at $0.53 as required by the warrant agreements. In January 2014, the Company offered the investors the option to extend the Series N warrants by one year and allow for cashless exercise, in exchange for cancelling the reset provision in the warrant agreement. One of the investors with 2,844,627 warrants accepted this offer. On March 21, 2014, the other investor exercised 106,793 Series N Warrants and 92,715 Series N warrants in a cashless exercise. On October 28, 2014, the remaining Series N Warrants were transferred to the de Clara Trust, of which the Company's CEO, Geert Kersten, is the trustee and a beneficiary. On June 29, 2015, the warrants were extended and expire on August 18, 2017. This was done as part of the agreement to extend the note due for repayment on July 6, 2015 and mentioned in more detail in C below for a lesser interest rate. As of June 30July 31, 2015, the remaining 2,844,627 Series N warrants entitle the holders to purchase one share of the Company's common stock at a price of $0.53 per share at any time prior to August 18, 2017.

B. The options are exercisable at prices ranging from $0.55 to $20.00 per share. CEL-SCI may also grant options to purchase additional shares under its Incentive Stock Option and Non-Qualified Stock Option Plans.

C. Between December 2008 and June 2009, Maximilian de Clara, the Company's President and a director, loaned the Company $1,104,057 under a note payable. In June 2009, the Company issued 164,824 warrants, exercisable at $4.00 per share, to Mr. de Clara. The warrants expired on December 24, 2014. In July 2009, as consideration for a further extension of the loan, the Company issued 184,930 warrants exercisable at $5.00 per share to Mr. de Clara. These warrants expired on January 6, 2015. On May 13, 2011, to recognize Mr. de Clara's willingness to agree to subordinate his note to convertible preferred shares and convertible debt, CEL-SCI extended the maturity date of the note to July 6, 2015. The loan from Mr. de Clara bears interest at 15% per year and is secured by a lien on substantially all of CEL-SCI's assets. CEL-SCI does not have the right to prepay the loan without Mr. de Clara's consent. In August 2014, the loan and warrants were transferred to the de Clara Trust, of which the Company's CEO, Geert Kersten, is the trustee and a beneficiary. On June 29, 2015, CEL-SCI extended the maturity date of the note to July 6, 2017, lowered the interest rate to 9% per year and changed the conversion price to $0.59.

D. On January 25, 2012, CEL-SCI sold 1,600,000 shares of its common stock to institutional investors for $5,760,000 or $3.60 per share. The investors also received Series H warrants which entitle the investors to purchase up to 1,200,000 shares of CEL-SCI's common stock. The Series H warrants may be exercised at any time prior to August 1, 2015 at a price of $5.00 per share. As of June 30July 31, 2015, none of the Series H Warrants had been exercised.

E. On February 10, 2012, CEL-SCI issued 590,001 Series P warrants to the former holder of the Series O warrants as an inducement for the early exercise of the Series O warrants. The Series P warrants allow the holder to purchase up to 590,001 shares of CEL-SCI's common stock at a price of $4.50 per share. The Series P warrants are exercisable at any time prior to March 7, 2017. As of June 30July 31, 2015, none of the Series P Warrants had been exercised.

F. On June 21, 2012, CEL-SCI sold 1,600,000 shares of its common stock to institutional investors for $5,600,000 or $3.50 per share. The investors also received Series Q warrants which allow the investors to purchase up to 1,200,000 shares of CEL-SCI's common stock. The Series Q warrants may be exercised at any time after prior to December 22, 2015 at a price of $5.00 per share. As of June 30July 31, 2015, none of the Series Q Warrants had been exercised.

G. On December 4, 2012, CEL-SCI sold 3,500,000 shares of its common stock to institutional investors for $10,500,000 or $3.00 per share. The investors also received Series R warrants which entitle the investors to purchase up to 2,625,000 shares of CEL-SCI's common stock. The Series R warrants may be exercised at any time prior to December 7, 2016 at a price of $4.00 per share. As of June 30July 31, 2015, none of the Series R Warrants had been exercised.

H. On October 11, 2013, CEL-SCI closed a public offering of 17,826,087 shares of its common stock, as well as 20,475,000 Series S warrants, for net proceeds of approximately $16,424,000, after deduction for underwriting discounts and commissions. The Series S warrants may be exercised at any time prior to October 11, 2018 at a price of $1.25 per share.

     On December 24, 2013, CEL-SCI closed a public offering of 4,761,905 units of common stock and warrants at a price of $0.63 per unit for net proceeds of $2,790,000, net of underwriting discounts and commissions and offering expenses of the Company. Each unit consisted of one share of common stock and one Series S warrant to purchase one share of common stock. The Series S warrants may be exercised at any time prior to October 11, 2018 at a price of $1.25 per share. In addition, the underwriters purchased 476,190 units of common stock and warrants pursuant to the overallotment option, for which the Company received net proceeds of approximately $279,000.

     On February 7, 2014, the Series S warrants issued in connection with the public offerings in October and December 2013 began trading on the NYSE MKT under the ticker symbol "CVM WS".

     On October 21, 2014, the Company sold 1,320,000 shares of common stock and 330,000 warrants to purchase shares of common stock in a private offering. Additionally, on October 24, 2014, the Company closed an underwritten public offering of 7,894,737 shares of common stock and 1,973,684 Series S warrants to purchase shares of common stock at a combined per unit price of $0.76 for net proceeds of approximately $6.4 million, net of underwriting discounts and commissions and offering expenses. The Series S warrants may be exercised at a price of $1.25 and expire on October 11, 2018.

     As of July 31, 2015, 2,088,769 Series S Warrants had been exercised, and the Company received proceeds of $2,610,961. The remaining 25,928,010 Series S warrants entitle the holders to purchase one share of CEL-SCI's common stock at a price of $1.25 per share.

I. On April 17, 2014, CEL-SCI closed a public offering of 7,128,229 shares of common stock and warrants to purchase an aggregate of 1,782,057 shares of common stock. The units were sold at a price of $1.40 per unit and resulted in net proceeds of approximately $9.23 million. The warrants were immediately exercisable at $1.58 per share and expire on October 17, 2014. On October 17, 2014, all the Series T Warrants expired.

     CEL-SCI issued Dawson James Securities, Inc. and Laidlaw & Company (UK) Ltd. 445,514 Series U warrants for being joint book-running managers and underwriters for this offering. Each Series U warrant entitles the holder to purchase one share of CEL-SCI's common stock. The Series U warrants were exercisable on October 17, 2014 at a price of $1.75 per share and expire on October 17, 2017. As of July 31, 2015, none of the Series U warrants had been exercised.

J. On May 28, 2015, CEL-SCI closed a best efforts public offering of 20,253,164 shares of common stock and 20,253,164 Series V warrants to purchase shares of common stock. The common stock and warrants were sold at a combined price of $0.79 and resulted in aggregate gross proceeds of $16 million, prior to deducting placement agent commissions and offering expenses. The warrants are immediately exercisable, expire May 28, 2020 and have an exercise price of $0.79 per share. As of June 30July 31, 2015, none of the Series V warrants had been exercised.

                        MARKET FOR CEL-SCI'S COMMON STOCK

     Our common stock is publicly traded on the NYSE MKT under the symbol "CVM". The following table sets forth, for the periods indicated, the high and low intraday sale prices of our common stock as reported by the NYSE MKT.

                                                      HIGH              LOW
                                                      ----              ----
FY 2015
Fourth Quarter (through July 31, 2015)                $0.74             $0.53
Third Quarter (through June 30, 2015)                 $1.09             $0.59
Second Quarter (through March 31, 2015)               $1.23             $0.59
First Quarter (through December 31, 2014)             $0.91             $0.54

FY 2014
Fourth Quarter (through September 30, 2014)           $1.30             $0.75
Third Quarter (through June 30, 2014)                 $1.72             $0.98
Second Quarter (through March 31, 2014)               $1.90             $0.59
First Quarter (through December 31, 2013)             $1.80             $0.53

FY 2013(1)
Fourth Quarter (through September 30, 2013)           $2.70             $1.60
Third Quarter (through June 30, 2013)                 $3.10             $2.00
Second Quarter (through March 31, 2013)               $2.90             $2.10
First Quarter (through December 31, 2012)             $3.90             $2.60

1) The numbers shown for FY 2013 are adjusted for a 1-for-10 reverse stock split effected on September 25, 2013.

     As of July 31, 2015, there were 112,061,222 outstanding shares of our common stock outstanding held by approximately 1,300 holders of record.

     Holders of common stock are entitled to receive dividends as may be declared by the Board of Directors out of legally available funds and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. CEL-SCI has not paid any dividends on its common stock and CEL-SCI does not have any current plans to pay any common stock dividends.

     The provisions in CEL-SCI's Articles of Incorporation relating to CEL-SCI's preferred stock would allow CEL-SCI's directors to issue preferred stock with rights to multiple votes per share and dividend rights which would have priority over any dividends paid with respect to CEL-SCI's common stock. The issuance of preferred stock with such rights may make more difficult the removal of management, even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

     The market price of CEL-SCI's common stock, as well as the securities of other biopharmaceutical and biotechnology companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in CEL-SCI's operating results, announcements of technological innovations or new therapeutic products by CEL-SCI or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by CEL-SCI or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the market price of CEL-SCI's common stock.

                              SELLING SHAREHOLDERS

     CEL-SCI has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee compensation plans adopted by CEL-SCI. The employee compensation plans provide for the grant or issuance to selected employees of CEL-SCI and other persons of shares of CEL-SCI's common stock or options to purchase shares of CEL-SCI's common stock. Persons who received shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

     CEL-SCI has adopted a number of Stock Option, Stock Bonus and Stock Compensation Plans. A summary description of these Plans follows. In some cases these Plans are collectively referred to as the "Plans".

     Incentive Stock Option Plans. CEL-SCI has Incentive Stock Option Plans which authorize the issuance of shares of CEL-SCI's Common Stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

     Non-Qualified Stock Option Plans. CEL-SCI has Non-Qualified Stock Option Plans which authorize the issuance of shares of CEL-SCI's Common Stock to persons that exercise options granted pursuant to the Plans. CEL-SCI's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee on the date the option is granted.

     Stock Bonus Plans. CEL-SCI has Stock Bonus Plans which allow for the issuance of shares of Common Stock to its employees, directors, officers, consultants and advisors. However bona fide services must be rendered by the consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

     Stock Compensation Plans. CEL-SCI's Stock Compensation Plans provides for the issuance of shares of its common stock to officers, directors and employees of CEL-SCI, as well as consultants to CEL-SCI, that agree to receive shares of CEL-SCI's common stock in lieu of all or part of the compensation owed to them by CEL-SCI. However, bona fide services must be rendered by consultants and the services must not be in connection with the offer or sale of securities in a capital-raising transaction.

     2014 Incentive Stock Bonus Plan. CEL-SCI's 2014 Incentive Stock Bonus Plan provides for the issuance of shares of its common stock to officers, directors and employees of CEL-SCI as well as consultants to CEL-SCI when CEL-SCI reaches certain performance goals which are established from time to time by CEL-SCI's board of directors. The primary purpose of the plan is to 1) align the interests of those Company employees whose work is essential to the Company's ability to commercialize its patented Multikine technology with those of the Company's shareholders through performance based compensation and 2) to tie these key employees to the Company for the rest of the foreseeable drug development phase of Multikine.

     On August 6, 2014 CEL-SCI's board of directors granted stock awards ("Awarded Shares") pursuant to the 2014 Incentive Stock Bonus Plan to the persons (the "Grantees") and in the amounts shown below.

            Grantee                    Awarded Shares (1)
            --------                   ------------------

            Geert Kersten                  5,800,000
            Eyal Talor                     3,100,000
            Patricia Prichep               3,100,000
            John Cipriano                  1,600,000

(1) The Awarded Shares (or a portion of the shares) will only be earned based upon the achievement of certain significant milestones leading to the commercialization of CEL-SCI's Multikine technology or significant increases in the market price of CEL-SCI's common shares.

     Upon the achievement of the following performance goals, a percentage of the Awarded Shares will be earned by the Grantees and will no longer be subject to being forfeited to CEL-SCI.

     i. Upon either (a) the enrollment of 350 patients in the Phase 3 head and neck cancer study or (b) the closing price of a share of CEL-SCI's common stock on the primary exchange on which such common stock is then traded exceeds $3.50 for ten consecutive trading days, each Grantee shall earn 25% of the Awarded Shares.

     ii. Upon either (a) the full enrollment of patients in the Phase 3 head and neck cancer study or (b) the start of a pivotal clinical trial for

          Multikine (Leukocyte Interleukin, Injection) (the "Proprietary Technology") in a disease indication other than head and neck cancer or (c) the closing price of a share of CEL-SCI's common stock on the primary exchange on which the common stock is then traded exceeds $6.00 for ten consecutive trading days, each Grantee will earn 50% of the Awarded Shares, less any of the Awarded Shares previously earned.

     iii. Upon either (a) the end of the Phase 3 head and neck cancer study or any other pivotal study involving the Proprietary Technology, or (b) the closing price of a share of CEL-SCI's common stock on the primary exchange on which the common stock is then traded exceeds $9.00 for ten consecutive trading days, each Grantee will earn 75% of the Awarded Shares, less any of the Awarded Shares previously earned.

     iv. Upon either (a) the filing of the first marketing application for any pharmaceutical based upon the Proprietary Technology in any of the USA, Canada, UK, Germany, France, Italy, Spain, Japan, or Australia, or (b) the closing price of a share of CEL-SCI's common stock on the primary exchange on which the common stock is then traded exceeds $12.00 for ten consecutive trading days, each Grantee will earn 100% of the Awarded Shares, less any of the Awarded Shares previously earned.

     The stock price per share will be proportionately adjusted in the event of any stock splits, stock dividends; recapitalizations or similar events.

     The Grantees may not sell, convey, transfer, pledge, encumber or otherwise dispose of the Awarded Shares until the shares are earned.

     If the Grantee has not earned any part of the Awarded Shares as of August 6, 2017, all Awarded Shares will be forfeited and returned to CEL-SCI.

     The Grantees will forfeit and return to CEL-SCI all Awarded Shares that have not been earned as of August 5, 2024.

     Notwithstanding the above, upon the occurrence of a Level One Change in Control, all Awarded Shares which have not previously been earned will vest and all restrictions pertaining to the Awarded Shares (other than as may be provided by applicable securities laws) which have not previously been earned will lapse. Upon the occurrence of a Level Two Change in Control, if during the period commencing on the date that is 12 months prior to the occurrence of the Level Two Change in Control and ending on the date that is 48 months following the Level Two Change in Control, the Grantee's employment with the Company is terminated, other than for Cause, or the Grantee terminates his employment on account of Good Reason, all Awarded Shares will vest and all restrictions pertaining to the Awarded Shares (other than as may be provided by applicable securities laws) will lapse.

     (i) A Level One Change in Control will occur upon (a) the acquisition by any individual, entity or group of beneficial owners (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 50% or more of either (1) the then outstanding shares of the common stock of the Company, or (2) the combined voting power of the then outstanding voting securities of CEL-SCI entitled to vote in the election of directors or (b) a majority of the Board consisting of persons who were not nominated or appointed in the first instance by the Board.

     (ii) A Level Two Change in Control will occur upon acquisition by any individual, entity or group of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 20% or more of either (1) the then outstanding shares of CEL-SCI's common stock, or (2) the combined voting power of CEL-SCI's then outstanding voting securities entitled to vote in the election of directors.

     (iii) Cause means (a) conviction of, or pleas of nolo contendere, by the Grantee for a felony or dishonesty while performing his employment duties, (b) a Grantee's violation of any non-competition, non-solicitation, confidentiality or other restrictive covenant agreement applicable to the Grantee or (c) the Grantee's continued failure to materially carry out his duties as an employee which failure has not been cured within 30 days after the Grantee receives written notice of such failure.

     (iv) Good Reason means (a) a reduction in compensation (including benefits) of the Grantee or (b) the Grantee being assigned any duties which are materially inconsistent with the duties of the Grantee immediately prior to the occurrence of the Level Two Change in Control or (c) the office at which the Grantee performs his duties is more than 10 miles from the office at which the Grantee performed his duties immediately prior to the occurrence of the Level Two Change in Control.

     Summary. The following lists, as of July 31, 2015 the options and shares granted pursuant to the Plans. Each option represents the right to purchase one share of CEL-SCI's common stock.

                                Total      Shares      Shares
                                Shares  Reserved for  Issued as     Remaining
                               Reserved  Outstanding Stock Bonus/ Options/Shares
Name of Plan                 Under Plans  Options    Compensation   Under Plans
------------                 -----------  -------    ------------   -----------

Incentive Stock Option
 Plans                       1,960,000   1,708,331          N/A          5,969
Non-Qualified Stock Option
 Plans                       7,680,000   5,879,269          N/A      1,215,979
Stock Bonus Plans            3,594,000         N/A    1,504,418      2,088,755
Stock Compensation Plans     3,350,000         N/A    1,316,949      2,000,000
2014 Incentive Stock Bonus
 Plan                       16,000,000         N/A   15,600,000        400,000

     Shares issuable upon the exercise of options granted to CEL-SCI's officers and directors pursuant to the Incentive Stock Option and Non-Qualified Stock Option Plans, as well as shares issued pursuant to the Stock Bonus Plans, 2014 Incentive Stock Bonus Plan and Stock Compensation Plans, are being offered by means of this Prospectus. Certain options were granted in accordance with CEL-SCI's Salary Reduction Plan. Pursuant to the Salary Reduction Plan, any employee of CEL-SCI was allowed to receive options (exercisable at market price at time of grant) in exchange for a reduction in such employee's salary. The following table lists the shareholdings of CEL-SCI's officers and directors and the shares offered by means of this Prospectus as of July 31, 2015.



                                    Number of Shares Being Offered        Number of
                                    ------------------------------        shares which
  Name of                                                     Stock       will be owned    Percent
  Selling                Number of     Option      Bonus   Compensation   on completion      of
Shareholder            Shares Owned   Shares (2)   Shares     Shares      of the Offering   Class
-----------            ------------   ---------    ------     ------      ---------------   -----

Maximilian de Clara          25,123    995,825         --       --               25,123      *
Geert R. Kersten          3,039,338  6,818,210  5,800,000       --            8,839,338    7.9
Patricia B. Prichep        144,580     815,230  3,100,000       --            3,244,580    2.9
Eyal Talor, Ph.D.           95,055     735,272  3,100,000       --            3,195,055    2.8
Daniel H. Zimmerman, Ph.D.  88,844     508,400         --       --               88,844      *
John Cipriano               14,618     155,600  1,600,000       --            1,614,618    1.4
Alexander G. Esterhazy      23,316     463,733         --       --               23,316      *
Peter R. Young, Ph.D.       29,776     524,000         --       --               29,776      *
Bruno Baillavoine               --     125,000         --       --                   --      *



* Less than 1%.

(1) Includes shares held in trusts for the benefit of Mr. Kersten's children and shares held in the de Clara Trust, for which Mr. Kersten is a trustee and beneficiary.

(2) Represents shares issued or issuable upon exercise of stock options, convertible note, warrants and Series S warrants. The options held by CEL-SCI's officers and directors are exercisable at prices of between $0.53 and $6.90 per share. Includes warrants and a convertible note held in the de Clara Trust, for which Mr. Kersten is a trustee and beneficiary.

     Mr. de Clara and Mr. Kersten are both officers and directors of CEL-SCI. Mr. Esterhazy, Mr. Young and Mr. Baillavoine are directors of CEL-SCI. The other persons in the foregoing table are officers of CEL-SCI.

     Each Selling Shareholder has represented that the Shares were purchased for investment and with no present intention of distributing or reselling such Shares. However, in recognition of the fact that holders of restricted securities may wish to be legally permitted to sell their Shares when they deem appropriate, CEL-SCI has filed with the Commission under the Securities Act of 1933 a Form S-8 registration statement of which this Prospectus forms a part with respect to the resale of the Shares from time to time in the over-the-counter market or in privately negotiated transactions.

     Certain of the Selling Shareholders, their associates and affiliates may from time to time be employees of, customers of, engage in transactions with, and/or perform services for CEL-SCI or its subsidiaries in the ordinary course of business.

                              PLAN OF DISTRIBUTION

     CEL-SCI may sell shares of its common stock, preferred stock, convertible preferred stock, promissory notes, convertible notes or warrants in and/or outside the United States: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The applicable prospectus supplement with respect to the offered securities will set forth the name or names of any underwriters or agents, if any, the purchase price of the offered securities and the proceeds to CEL-SCI from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any compensation paid to a placement agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Notwithstanding  the  above,  the  maximum  commission  or  discount  to be received by any NASD member or independent broker-dealer will not be greater than 10% in connection with the sale of any securities offered by means of this prospectus or any related prospectus supplement, exclusive of any non-accountable expense allowance. Any securities issued by CEL-SCI to any FINRA member or independent broker-dealer in connection with an offering of CEL-SCI's securities will be considered underwriting compensation and may be restricted from sale, transfer, assignment, or hypothecation for a number of months following the effective date of the offering, except to officers or partners
(not directors) of any underwriter or member of a selling group and/or their officers or partners.

     CEL-SCI's securities may be sold:

     o    At a fixed price.

     o As the result of the exercise of warrants or the conversion of preferred shares, and at fixed or varying prices, as determined by the terms of the warrants, or convertible securities.

     o    At varying prices in at the market offerings.

     o In privately negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities to be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the offered securities if any are purchased.

     If dealers are utilized in the sale of offered securities in respect of which this prospectus is delivered, CEL-SCI will sell the offered securities to the dealers as principals. The dealers may then resell the offered securities to the public at varying prices to be determined by the dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to the securities sold to the dealers.

     If an agent is used in an offering of offered securities, the agent will be named, and the terms of the agency will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, an agent will act on a best efforts basis for the period of its appointment.

     The securities may be sold directly by CEL-SCI to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities purchased by the institutional investors. The terms of any of the sales, including the terms of any bidding or auction process, will be described in the applicable prospectus supplement.

     CEL-SCI may permit agents or underwriters to solicit offers to purchase its securities at the public offering price set forth in a prospectus supplement pursuant to a delayed delivery arrangement providing for payment and delivery on the date stated in the prospectus supplement. Any delayed delivery contract, when issued, will contain definite fixed price and quantity terms. The obligations of any purchaser pursuant to a delayed delivery contract will not be subject to any market outs or other conditions other than the condition that the delayed delivery contract will not violate applicable law. In the event the securities underlying the delayed delivery contract are sold to underwriters at the time of performance of the delayed delivery contract, those securities will be sold to those underwriters. Each delayed delivery contract shall be subject to CEL-SCI's approval. CEL-SCI will pay the commission indicated in the prospectus supplement to underwriters or agents soliciting purchases of securities pursuant to delayed delivery arrangements accepted by CEL-SCI.

     Notwithstanding the above, while prospectus supplements may provide specific offering terms, or add to or update information contained in this prospectus, any fundamental changes to the offering terms will be made by means of a post-effective amendment.

     Agents, dealers and underwriters may be entitled under agreements entered into with CEL-SCI to indemnification from CEL-SCI against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by such agents, dealers or underwriters.

                            DESCRIPTION OF SECURITIES

Common Stock

     CEL-SCI is authorized to issue 600,000,000 shares of common stock, (the "common stock"). Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

     Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

     Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by CEL-SCI. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable and all of the shares of common stock offered as a component of the Units will be, upon issuance, fully paid and non-assessable.

Preferred Stock

     CEL-SCI is authorized to issue up to 200,000 shares of preferred stock. CEL-SCI's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of CEL-SCI. As of July 31, 2015 no shares of preferred stock were outstanding.

Rights Agreement
----------------

     In November 2007, CEL-SCI declared a dividend of one Series A Right and one Series B Right, or collectively the Rights, for each share of CEL-SCI's common stock which was outstanding on November 9, 2007. When the Rights become exercisable, each Series A Right will entitle the registered holder, subject to the terms of a Rights Agreement, to purchase from CEL-SCI one share of CEL-SCI's common stock at a price equal to 20% of the market price of CEL-SCI's common stock on the exercise date, although the price may be adjusted pursuant to the terms of the Rights Agreement. If after a person or group of affiliated persons has acquired 15% or more of CEL-SCI's common stock or following the commencement of a tender offer for 15% or more of CEL-SCI's outstanding common stock (i) CEL-SCI is acquired in a merger or other business combination and CEL-SCI is not the surviving corporation, (ii) any person consolidates or merges with CEL-SCI and all or part of CEL-SCI's common shares are converted or exchanged for securities, cash or property of any other person, or (iii) 50% or more of CEL-SCI's consolidated assets or earning power are sold, proper provision will be made so that each holder of a Series B Right will thereafter have the right to receive, upon payment of the exercise price of $100 (subject to adjustment), that number of shares of common stock of the acquiring company which at the time of such transaction has a market value that is twice the exercise price of the Series B Right.

     The description and terms of the Rights are set forth in a Rights Agreement between the Company and Computershare Trust Company, N.A., as Rights Agent.

Distribution of Rights
----------------------

     Initially,  stockholders  will not receive  separate  certificates  for the
Rights as the Rights will be represented by outstanding common stock certificates. Until the exercise date, the Rights cannot be bought, sold or otherwise traded separately from the common stock. Certificates for common stock will carry a notation that indicates that Rights are attached to the common stock and incorporate the terms of the Rights Agreement.

     Separate certificates representing the Rights will be distributed as soon as practicable after the earliest to occur of:

     o 15 business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of CEL-SCI's outstanding common stock, or

     o 15 business days (or such later date as may be determined by action of CEL-SCI's board of directors prior to such time as any person or group of affiliated persons has acquired 15% or more of CEL-SCI's common stock) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common stock.

     The earlier of such dates described above is called the "distribution date."

     Until the distribution date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for common stock outstanding as of the record date, even without such notation, will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the Rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and such separate right certificates alone will evidence the Rights.

 Exercise and Expiration
 -----------------------

     The holders of the Rights are not required to take any action until the Rights become exercisable. The Rights are not exercisable until the distribution date. Holders of the Rights will be notified by CEL-SCI that the Rights have become exercisable. The Rights will expire on October 30, 2015, unless the expiration date is extended or unless the Rights are earlier redeemed by CEL-SCI as described below.

Redemption
----------

     At any time prior to the distribution date, CEL-SCI's board of directors may redeem the Rights in whole, but not in part, at a price of $0.0001 per

Right. Subject to the foregoing, the redemption of the Rights may be made effective at such time, on such basis and with such conditions as CEL-SCI's board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only entitlement of the holders of Rights will be to receive the redemption price.

Exchange Option
---------------

     At any time after a person or group of affiliated persons has acquired 15% or more of CEL-SCI's common stock or following the commencement of a tender offer for 15% or more of CEL-SCI's outstanding common stock, and prior to the acquisition by such person of 50% or more of the outstanding common stock, CEL-SCI's board of directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock per Right (subject to adjustment).


Warrants Held by Private Investors

     See  "Comparative   Share  Data"  for  information   concerning   CEL-SCI's
outstanding options, warrants and convertible securities.

Transfer Agent

     Computershare Trust Company, Inc., of Denver, Colorado, is the transfer agent for CEL-SCI's common stock.

                                 PLAN PROSPECTUS
                               CEL-SCI Corporation
                           8229 Boone Blvd., Suite 802
                             Vienna, Virginia 22314
                                 (703) 506-9460

                                  COMMON STOCK

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus relates to shares of the Common Stock of CEL-SCI Corporation ("the Company") issuable pursuant to certain employee compensation plans adopted by the Company. The employee compensation plans provide for the issuance, to selected employees of the Company and other persons, of either shares of the Company's common stock or options to purchase shares of the Company's Common Stock. The employee compensation plans benefit the Company by giving selected employees and other persons having a business relationship with the Company a greater personal interest in the success of the Company.

     Shares of Common Stock reserved under the Company's Incentive Stock Option Plans are offered to those employees of the Company who hold options (or may in the future hold options) to purchase such shares granted by the Company pursuant to the Incentive Stock Option Plans.

     Shares of Common Stock reserved under the Company's Non-Qualified Stock Option Plans are offered to those persons who hold options (or may in the future hold options) to purchase such shares granted by the Company pursuant to the Non-Qualified Stock Option Plans.

     Shares of Common Stock reserved under the Stock Bonus Plans, or the 2014 Incentive Stock Bonus Plan, are offered to those persons granted, or may in the future be granted, shares of Common Stock pursuant to the Stock Bonus Plans.

     This  prospectus  also  relates  to shares of the  Company's  common  stock issuable pursuant to the Company's Stock Compensation Plans. The Stock Compensation Plans provide for the issuance of shares of the Company's common stock to its officers, directors and employees, as well as consultants, that agree to receive shares of the Company's common stock in lieu of all or part of the compensation owed to them by the Company.

     This document constitutes part of a Prospectus covering securities that have been registered under the Securities Act of 1933.

                The date of this Prospectus is ___________, 2015

     The Company's Stock Option Plans, Non-Qualified Stock Option Plans, Stock Bonus Plans, Stock Compensation Plan and 2014 Incentive Stock Bonus Plan are sometimes collectively referred to in this Prospectus as "the Plans". The terms and conditions of any stock grant and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and any particular agreements between the Company and the Plan participants.

     Offers or resales of shares of Common Stock acquired under the Plan by "affiliates" of the Company are subject to certain restrictions under the Securities Act of l933. See "RESALE OF SHARES BY AFFILIATES".

     No person has been authorized to give any information, or to make any representations, other than those contained in this Prospectus, in connection with the shares offered by this Prospectus, and if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offering in any state or jurisdiction to any person to whom it is unlawful to make such offer in such state or jurisdiction.

     The Company's Common Stock is traded on the NYSE MKT under the symbol CVM.

     With respect to the Company's Plans, the shares to which this prospectus relates will be sold from time to time by the Company when and if options granted pursuant to the Plans are exercised. In the case of shares issued by the Company pursuant to the Stock Bonus Plans and 2014 Incentive Stock Bonus Plan, the shares will be deemed to be sold when the shares have been granted by the Company.

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----

AVAILABLE INFORMATION...............................................        4

DOCUMENTS INCORPORATED BY REFERENCE.................................        4

GENERAL INFORMATION.................................................        5

INCENTIVE STOCK OPTION PLANS........................................        8

NON-QUALIFIED STOCK OPTION PLANS....................................        10

STOCK BONUS PLANS...................................................        11

STOCK COMPENSATION PLANS ...........................................        12

2014 INCENTIVE STOCK BONUS PLAN ....................................        13

OTHER INFORMATION REGARDING THE PLANS...............................        14

ADMINISTRATION OF THE PLANS.........................................        14

RESALE OF SHARES BY AFFILIATES......................................        15

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLANS...................        15

DESCRIPTION OF COMMON STOCK.........................................        15

EXHIBITS:

     Each Plan referred to in this Prospectus.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy statements, and other information concerning the Company can be inspected at the Commission's office at 100 F Street, NE, Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov.

     All documents incorporated by reference, as well as other information concerning the Plans, other than exhibits to such reports and documents, are available, free of charge to holders of shares or options granted pursuant to the Plans, upon written or oral request directed to: the (Attention: Employee Plan Administrator), 8229 Boone Blvd., Suite 802, Vienna, Virginia 22182, (703) 506-9460.

     This Prospectus does not contain all information set forth in the Registration Statement, of which this Prospectus is a part, which the Company has filed with the Commission under the Securities Act of l933 and to which reference is hereby made. Each statement contained in this Prospectus is qualified in its entirety by such reference.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following document filed with the Commission by CEL-SCI (Commission File No. 001-11889 is incorporated by reference into this prospectus:

     (1)  Annual report on Form 10-K for the year ended September 30, 2014.

     (2)  Quarterly report on Form 10-Q for the quarter ended December 31, 2014.

     (3) Amended annual report on Form 10-K/A for the year ended September 30, 2014.

     (4) Proxy Statement relating to the annual meeting of shareholders held on June 22, 2015.

     (5)  Quarterly report on Form 10-Q for the quarter ended March 31, 2015.

     (6) Amended annual report on Form 10-K/A for the year ended September 30, 2014.

     (7)  8-K reports filed on:

          o    February 18, 2015;
          o    March 18, 2015;
          o    April 2, 2015;
          o    May 11, 2015;
          o    May 13, 2015;
          o    May 26, 2015;
          o    May 29, 2015;
          o    June 23, 2015;
          o    June 30, 2015; and
          o    July 1, 2015

     (8)  Quarterly report on Form 10-Q for the quarter ended June 30, 2015.

     All documents filed with the Commission by CEL-SCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Investors are entitled to rely upon information in this prospectus or incorporated by reference at the time it is used by CEL-SCI to offer and sell securities, even though that information may be superseded or modified by information subsequently incorporated by reference into this prospectus.

     CEL-SCI has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to CEL-SCI and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's internet site.

     The Company does not intend to update this Prospectus in the future unless and until there is a material change in the information contained herein.

                               GENERAL INFORMATION

     In some cases the plans described below are collectively referred to as the "Plans". The terms and conditions of any stock issuance and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the agreements between the Company and the Plan participants. A summary of the Company's Plans follows.

     Incentive Stock Option Plans. The Company has Incentive Stock Option Plans which authorize the issuance of shares of its Common Stock to persons that exercise options granted pursuant to the Plans. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

     Non-Qualified Stock Option Plans. The Company has Non-Qualified Stock Option Plans which authorize the issuance of shares of its Common Stock to persons that exercise options granted pursuant to the Plans. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee on the date the option is granted.

     Stock Bonus Plans. The Company has Stock Bonus Plans which allow for the issuance of shares of Common Stock to its employees, directors, officers, consultants and advisors. However bona fide services must be rendered by the consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

     Stock Compensation Plans. The Company's Stock Compensation Plans provide for the issuance of shares of its common stock to its officers, directors and employees, as well as consultants, that agree to receive shares of common stock in lieu of all or part of the compensation owed to them by the Company.

     2014 Incentive Stock Bonus Plan. The Company's 2014 Incentive Stock Bonus Plan provides for the issuance of shares of its common stock to officers, directors and employees of the Company, as well as consultants to the Company when the Company reaches certain performance goals. The primary purpose of the plan is to 1) align the interests of those Company employees whose work is essential to the Company's ability to commercialize its patented Multikine technology with those of the Company's shareholders through performance based compensation; and 2) to tie these key employees to the Company for the rest of the foreseeable drug development phase of Multikine.

     Summary. The following lists, as of July 31, 2015 the options and shares granted pursuant to the Plans. Each option represents the right to purchase one share of CEL-SCI's common stock.

                                Total      Shares      Shares
                                Shares  Reserved for  Issued as     Remaining
                               Reserved  Outstanding Stock Bonus/ Options/Shares
Name of Plan                 Under Plans  Options    Compensation   Under Plans
------------                 -----------  -------    ------------   -----------

Incentive Stock Option
 Plans                       1,960,000   1,708,331          N/A          5,969
Non-Qualified Stock Option
 Plans                       7,680,000   5,879,269          N/A      1,215,979
Stock Bonus Plans            3,594,000         N/A    1,504,418      2,088,755
Stock Compensation Plans     3,350,000         N/A    1,316,949      2,000,000
2014 Incentive Stock Bonus
 Plan                       16,000,000         N/A   15,600,000        400,000

     Shares issuable upon the exercise of options granted to CEL-SCI's officers and directors pursuant to the Incentive Stock Option and Non-Qualified Stock Option Plans, as well as shares issued pursuant to the Stock Bonus Plans, 2014 Incentive Stock Bonus Plan and Stock Compensation Plan, are being offered by means of this Prospectus. Certain options were granted in accordance with CEL-SCI's Salary Reduction Plan. Pursuant to the Salary Reduction Plan, any employee of CEL-SCI was allowed to receive options (exercisable at market price at time of grant) in exchange for a reduction in such employee's salary.

                          INCENTIVE STOCK OPTION PLANS

Securities to be Offered and Persons Who May Participate in the Plans

     All employees of the Company are eligible to be granted options pursuant to the Plans as may be determined by the Company's Board of Directors which administers the Plans.

     Options granted pursuant to the Plans terminate at such time as may be specified when the option is granted.

     The total fair market value of the shares of Common Stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

     In the discretion of the Board of Directors, options granted pursuant to the Plans may include installment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any option) is first exercisable. However, no option, or any portion thereof may be exercisable until one year following the date of grant. In no event shall an option granted to an employee then owning more than l0% of the Common Stock of the Company be exercisable by its terms after the expiration of five years from the date of grant, nor shall any other option granted pursuant to the Plans be exercisable by its terms after the expiration of ten years from the date of grant.

Purchase of Securities Pursuant to the Plans

     The purchase price per share of common stock purchasable under an option is determined by the Board of Directors but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning more than 10% of the Company's outstanding shares). An option may be exercised, in whole or in part, at any time, or in part, from time to time, during the option period, by giving written notice of exercise to the Board of Directors at the Company's offices specifying the number of shares to be purchased, such notice to be accompanied by payment in full of the purchase price either by a payment of cash, bank draft or money order payable to the Company. At the discretion of the Board of Directors payment of the purchase price for shares of Common Stock underlying options may be paid through the delivery of shares of the Company's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Board of Directors. No shares shall be issued until full payment has been made. An optionee shall have the rights of a stockholder only with respect to shares of stock for which certificates have been issued. Under no circumstances may an option be exercised after the expiration of the option.

Tax Aspects of Incentive Stock Options Granted Under the Plans

     Options granted under the Plans will be incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the "Code") and will be subject to the provisions of the Code. Generally, if Common Stock of the Company is issued to an employee pursuant to an option granted as described below, and if no disqualifying disposition of such shares is made by such employee within one year after the transfer of such shares to him or within two years after the date of grant: (a) no income will be realized by the employee at the time of the grant of the option; (b) no income will be realized by the employee at the date of exercise; (c) when the employee sells such shares, any amount realized in excess of the option price will be taxed as a long-term capital gain and any loss sustained will be a long-term capital loss; and (d) no deduction will be allowed to the Company for federal income tax purposes. Generally, if any disqualifying disposition of such shares is made by an employee within one year after the transfer of such shares to him, or within two years after the date of grant, the difference between the amount paid for the shares upon exercise of the option and the fair market value of the shares on the date the option was exercised will be taxed as ordinary income in the year the disqualifying disposition occurs and the Company will be allowed a deduction for such amount. However, if such disqualifying disposition is a sale or exchange for which a loss would have been recognized (if sustained), the amount taxed to the employee as ordinary income (and deductible by the Company) will be limited to the excess of the amount realized upon such sale or exchange over the amount paid for the shares where such excess is less than the amount referred to in the preceding sentence. This limitation does not apply to a disposition of the type as to which losses (if sustained) are not recognized as deductible losses for income tax purposes, e.g., a gift, a sale to certain related persons or a so-called "wash" sale (a sale within 30 days before or after the acquisition of the Company's shares or the receipt of an option or the entering into a contract to buy the Company's shares). If the shares are sold in a disqualifying disposition during such one-year period and the amount realized is in excess of the fair market value of the shares at the time of exercise, such excess will be taxed as a long-term or short-term capital gain depending upon the holding period.

     An employee who exercises an incentive stock option may be subject to the alternative minimum tax since the difference between the option price and the fair market value of the stock on the date of exercise is an item of tax preference. However, no item of preference will result if a disqualifying disposition is made of the optioned stock.

                        NON-QUALIFIED STOCK OPTION PLANS

Securities to be Offered and Persons Who May Participate in the Plans

     The Company's employees, directors and officers, and consultants or advisors to the Company are eligible to be granted options pursuant to the Plans as may be determined by the Company's Board of Directors which administers the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

     Options granted pursuant to the Plans terminate at such time as may be specified when the option is granted.

     In the discretion of the Board of Directors options granted pursuant to the Plans may include installment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any option) is first exercisable. In no event shall an option be exercisable by its terms after the expiration of ten years from the date of grant.

Purchase of Securities Pursuant to the Plans

     The purchase price per share of common stock purchasable under an option is determined by the Board of Directors but cannot be less than the market price of the Company's Common Stock on the date the option is granted. An option may be exercised, in whole or in part, at any time, or in part, from time to time, during the option period, by giving written notice of exercise to the Board of Directors at the Company's offices specifying the number of shares to be purchased, such notice to be accompanied by payment in full of the purchase price either by a payment of cash, bank draft or money order payable to the Company. At the discretion of the Board of Directors payment of the purchase price for shares of Common Stock underlying options may be paid through the delivery of shares of the Company's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be used at the discretion of the Board of Directors. No shares shall be issued until full payment has been made. An optionee shall have the rights of a stockholder only with respect to shares of stock for which certificates have been issued. Under no circumstances may an option be exercised after the expiration of the option.

Tax Aspects of Options Granted Under the Plans

     The difference between the option price and the market value of the shares on the date the option is exercised is taxable as ordinary income to an Optionee at the time of exercise and to the extent such difference does not constitute unreasonable compensation is deductible by the Company at that time. Gain or loss on any subsequent sale of shares received through the exercise of an option will be treated as capital gain or loss.

     Since the amount of income realized by an Optionee on the exercise of an option under the Plans represents compensation for services provided to the Company, the Company may be required to withhold income taxes from the Optionee's income even though the compensation is not paid in cash. To withhold the appropriate tax on the transfer of the shares, the Company will (i) reduce the number of shares issued or distributed to reflect the necessary withholding,
(ii) withhold the appropriate tax from other compensation due to the Optionee, or (iii) condition the transfer of any shares to the Optionee on the payment to the Company of an amount equal to the taxes required to be withheld.

                                STOCK BONUS PLANS

Securities to be Offered and Persons Who May Participate in the Plans

     Under the Stock Bonus Plans, the Company's employees, directors and officers, and consultants or advisors to the Company will be eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The aggregate number of shares which may be granted may not exceed the amount available in the Bonus Share Reserve. The grant of the Company's shares rests entirely with the Company's Board of Directors which administer the Plan. It is also left to the Board of Directors to decide the type of vesting and transfer restrictions which will be placed on the shares.

     Shares of Common Stock which may be granted under the Stock Bonus Plans (the "Bonus Share Reserve") may consist, in whole or in part, of authorized but unissued shares or treasury shares.

Tax Aspects of Shares Granted Pursuant to the Plan

     Any shares of stock transferred to any person pursuant to the Stock Bonus Plan will be subject to the provisions of Section 83 of the Internal Revenue Code. Consequently, if (and so long as) the shares received remain substantially nonvested, the recipient of the shares will not have to include the value of these shares in gross income. The shares will remain substantially nonvested so long as they are subject to a substantial risk of forfeiture and are nontransferable. A substantial risk of forfeiture exists if a person's rights in the shares are conditioned upon the future performance of substantial services. Nontransferability will exist if a person is restricted from selling, assigning or pledging these shares, and, if transfer is permitted, a transferee is required to take the shares subject to the substantial risk of forfeiture. However, in the year such shares become either transferable or not subject to a substantial risk of forfeiture, the recipient of the shares will be required to include in gross income for that taxable year the excess of the share's fair market value at the time they became vested over the amount (if any) paid for such shares. This amount will be taxable as ordinary compensation income.

     There is available an election through which a person can choose to recognize as ordinary income in the year of transfer the excess of the share's fair market value at the time of transfer over the amount (if any) the person paid for such shares. By making this election any future appreciation
(depreciation) in value will be treated as appreciation (depreciation) attributable to a capital asset rather than as compensation income. An election to be valid must be made within thirty (30) days of the date on which the shares are issued by the Company.

     The Company does not recognize income when granting or transferring shares to the recipient of the shares pursuant to the Plan. Furthermore, Section 83 permits the Company to take an ordinary business deduction equal to the amount includible by the recipient of the shares in the year the recipient recognizes the value of the shares as income.

                            STOCK COMPENSATION PLANS

Securities to be Offered and Persons Who May Participate in the Plans

     Pursuant to the Plans, up to 3,350,000 shares of common stock are reserved for issuance to officers, directors and employees of the Company, as well as consultants to the Company (collectively the "Participants") that agree to receive shares of the Company's common stock in lieu of all or part of the compensation owed to them by the Company.

Acquisition of Securities Pursuant to the Plan

     If the  Company  is  willing  to offer  shares of its  common  stock to any
Participant in accordance with the Plan, the Company will provide the Participant with an Acceptance Form. A Participant wanting to accept the terms outlined in the Acceptance Form will be required to sign the form and return it to the Company by the date indicated on the form.

     The number of shares to be offered to each Participant will be equal to the number determined by dividing the compensation to be satisfied through the issuance of shares by the Price per Share. The Price per Share will be equal to the closing price of the Company's common stock on the date prior to the date the Acceptance Form is delivered to the Participant except that a higher or a lower price may be set by the Company's Compensation Committee. However in no case may the Price per Share be less than 80% of the closing price of the Company's common stock on the date prior to the date the Acceptance Form is delivered to the Participant.

     The Company, in its sole discretion, may determine that any eligible Participant will not, on any or on one or more occasions, be offered the opportunity to receive shares of common stock pursuant to this Plan.

     The agreement of any Participant to accept shares of common stock in lieu of compensation is subject to approval by the Company's board of directors, which approval may be refused for any reason.

     At the option of the Company, the shares of stock issuable pursuant to the Plan will be restricted securities as that term is defined in Rule 144 of the Securities and Exchange Commission.

Tax Aspects of Shares Received Pursuant to the Plan

     At the time the shares are issued, the Participant will incur taxable income equal to the market price of the Company's common stock on the date the Company's board of directors approves the issuance of shares to the Participant. If the Participant is employed by the Company on the date the shares are issued, the Company may require the Participant to pay the Company all applicable federal and state withholding taxes with respect to such income or, may withhold such amounts from the Participant. If the Participant is not employed by the Company on the date the shares are issued, the delivery of the shares may be conditioned, at the Company's option, upon the Participant tendering to the Company an amount equal to all applicable federal and state withholding taxes. Federal withholding taxes will be based upon the then current provisions of the Internal Revenue Code for withholding taxes plus the Participant's share of Social Security and Medicaid taxes.

                         2014 INCENTIVE STOCK BONUS PLAN

Securities to be Offered and Persons Who May Participate in the Plan

     The Plan enables executive officers and other employees (the "Grantees"), who contribute significantly to the success of the Company, to participate in its future prosperity and growth and aligns their interests with those of the shareholders. The purpose of the Plan is to provide long term incentive for outstanding service to the Company and its shareholders and to assist in recruiting and retaining people of outstanding ability and initiative in executive and management positions. Pursuant to the Plan the Company's board of directors can award Grantees shares of the Company's common stock (the "Awarded Shares") which can be earned or forfeited according to those conditions specified at the time the Awarded Shares are granted.

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

Tax Aspects of Shares Received Pursuant to the Plan

     Any shares of stock transferred to any person pursuant to the 2014 Incentive Stock Bonus Plan will be subject to the provisions of Section 83 of the Internal Revenue Code. Consequently, if (and so long as) the shares received remain substantially nonvested, the recipient of the shares will not have to include the value of these shares in gross income. The shares will remain substantially nonvested so long as they are subject to a substantial risk of forfeiture and are nontransferable. A substantial risk of forfeiture exists if a person's rights in the shares are conditioned upon the future performance of substantial services. Nontransferability will exist if a person is restricted from selling, assigning or pledging these shares, and, if transfer is permitted, a transferee is required to take the shares subject to the substantial risk of forfeiture. However, in the year such shares become either transferable or not subject to a substantial risk of forfeiture, the recipient of the shares will be required to include in gross income for that taxable year the excess of the share's fair market value at the time they became vested over the amount (if any) paid for such shares. This amount will be taxable as ordinary compensation income.

     There is available an election through which a person can choose to recognize as ordinary income in the year of transfer the excess of the share's fair market value at the time of transfer over the amount (if any) the person paid for such shares. By making this election any future appreciation
(depreciation) in value will be treated as appreciation (depreciation) attributable to a capital asset rather than as compensation income. An election to be valid must be made within thirty (30) days of the date on which the shares are issued by the Company.

     The Company does not recognize income when granting or transferring shares to the recipient of the shares pursuant to the Plan. Furthermore, Section 83 permits the Company to take an ordinary business deduction equal to the amount includible by the recipient of the shares in the year the recipient recognizes the value of the shares as income.

                      OTHER INFORMATION REGARDING THE PLANS

     All shares to be issued pursuant to the Plans will, prior to the time of issuance, constitute authorized but unissued shares or treasury shares.

     The terms and conditions upon which a person will be permitted to assign or hypothecate options or shares received pursuant to any of the Plans will be determined by the Company's Compensation Committee which administers the Plans. In general, however, options are non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies any vesting requirements imposed by the Committee when the shares were issued.

     Any shares issued pursuant to the Stock Bonus Plan, or the 2014 Incentive Stock Bonus Plan, and any options granted pursuant to the stock option Plans, will be forfeited if the "vesting" schedule established by the Committee administering the Plan at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of the Company or the period of time a non-employee must provide services to the Company. At the time an employee ceases working for the Company (or at the time a non-employee ceases to perform services for the Company), any shares or options not fully vested will be forfeited and cancelled.

     Employment by the Company does not include a right to receive bonus shares or options pursuant to the Plans. Only the Board of Directors has the authority to determine which persons shall be issued bonus shares or granted options and, subject to the limitations described elsewhere in this Prospectus and in the Plans, the number of shares of Common Stock issuable as bonus shares or upon the exercise of any options.

     The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

     The description of the federal income tax consequences as set forth in this Prospectus is intended merely as an aid for such persons eligible to participate in the Plans, and the Company assumes no responsibility in connection with the income tax liability of any person receiving shares or options pursuant to the Plans. Persons receiving shares or options pursuant to the Plans are urged to obtain competent professional advice regarding the applicability of federal, state and local tax laws.

     As of the date of this Prospectus, and except with respect to shares or options which have not yet vested, no terms of any Plan or any contract in connection therewith creates in any person a lien on any of the securities issuable by the Company pursuant to the Plans.

                           ADMINISTRATION OF THE PLANS

     The Plans are administered by the Company's Compensation Committee, which is appointed by the Company's Board of Directors. All directors serve for a one-year term or until their successors are elected. Any director may be removed at any time by a majority vote of the Company's shareholders present at any meeting called for the purpose of removing a director. Any vacancies which may occur on the Board of Directors will be filled by the remaining Directors. The Board of Directors is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered, to select eligible employees of the Company to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

     The Company's directors are elected each year at the annual shareholder's meeting.

                         RESALE OF SHARES BY AFFILIATES

     Shares of Common Stock acquired pursuant to the Plans may be resold freely, except as may be limited by agreement between the Company and the Plan participant and except that any person deemed to be an "affiliate" of the Company, within the meaning of the Securities Act of l933 (the "Act") and the rules and regulations promulgated thereunder, may not sell shares acquired by virtue of the Plans unless such shares are sold by means of a special Prospectus, are otherwise registered by the Company under the Securities Act for resale by such person or an exemption from registration under the Act is available. In any event, the sale of shares by affiliates will be limited in amount to the number of shares which can be sold by Rule 144. An employee who is not an officer or director of the Company generally would not be deemed an "affiliate" of the Company.

     In addition, the of shares or options by officers and directors will generally be considered a "sale" for purposes of Section l6(b) of the Securities Exchange Act of l934.

                  AMENDMENT, SUSPENSION OR TERMINATION OF PLANS

     The Board of Directors of the Company may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner they deem appropriate, provided that such amendment, termination or suspension shall not adversely affect rights or obligations with respect to shares or options previously granted.

                           DESCRIPTION OF COMMON STOCK

     The Common Stock issued as a stock bonus and the Common Stock issuable upon the exercise of any options granted pursuant to the Plans entitles holders to receive such dividends, if any, as the Board of Directors declares from time to time; to cast one vote per share on all matters to be voted upon by stockholders; and to share ratably in all assets remaining after the payment of liabilities in the event of liquidation, dissolution or winding up of the Company. The shares carry no preemptive rights. All shares offered under the Plans will, upon issuance by the Company (and against receipt of the purchase price in the case of options), be fully paid and non-assessable.